UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.             )

Filed by the Registrant:  ☒

Filed by a Party other than the Registrant:  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

TIM HORTONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

TIM HORTONS INC.
874 Sinclair Road (Canada)	4150 Tuller Road, Unit 236 (United States)
Oakville, Ontario, Canada, L6K 2Y1	Dublin, Ohio, 43017, U.S.A.
(905) 845-6511	(614) 791-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Tim Hortons Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Tim Hortons Inc. will be held at the Design Exchange, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, Canada, on Friday, May 2, 2008, at 10:30 a.m., local time, for the following purposes:

•	To elect four directors, each for a term of three years;

•	To ratify the selection of PricewaterhouseCoopers LLP as our company’s independent registered public accounting firm for the year ending December 28, 2008; and,

•	To transact such other business as may properly come before the meeting.

These matters are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at the annual meeting or at any adjournment or postponement of the annual meeting. A list of stockholders of Tim Hortons Inc. will be maintained and open for examination by any of our stockholders, for any purpose germane to the annual meeting, during regular business hours at our principal executive offices at 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1. Only stockholders of record at the close of business on March 6, 2008, are entitled to notice of and to vote at the meeting.

Stockholders of record attending the meeting should be prepared to present government-issued picture identification for admission. Stockholders owning shares of common stock through a broker, bank, or other record holder should be prepared to present government-issued picture identification and evidence of share ownership as of March 6, 2008, such as an account statement, voting instruction card issued by the broker, bank or other record holder, or other acceptable document, for admission into the meeting. Check-in at the meeting will begin at 9:30 a.m., and you should plan to allow ample time for check-in procedures. Seating at the meeting is limited and admission is on a first-come, first-served basis. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

We are using new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders through the Internet. We believe the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

As owners of Tim Hortons, your vote is important. Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. Please vote as soon as possible. Voting promptly, regardless of the number of shares of stock you hold, will aid the company in reducing the expense of additional proxy solicitation. Voting your stock electronically through the Internet, or by telephone after accessing the website hosting our proxy materials, does not affect your right to vote in person if you attend the meeting. For specific information regarding voting of your shares, please refer to the section entitled “General Information—Questions and Answers Regarding Proxy Materials, Voting, Proposals to be Considered, Costs of Proxy Solicitation, and Other Matters,” beginning on the first page of the accompanying proxy statement.

You are invited to attend the meeting, and we request that you indicate your plans in this respect as prompted if you vote electronically through the Internet or by telephone. Thank you for your continued interest in Tim Hortons.

/s/ Jill E. Aebker
Jill E. Aebker Associate General Counsel and Secretary

Oakville, Ontario

March 20, 2008

Contents

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
1	PROXY STATEMENT
1	GENERAL INFORMATION
1	Questions and Answers Regarding Proxy Materials, Voting, Proposals to be Considered, Costs of Proxy Solicitation, and Other Matters
5	Security Ownership of Certain Beneficial Owners
6	Security Ownership of Management
7	Section 16(a) Beneficial Ownership Reporting Compliance
8	PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS
8	Nominees
15	OTHER DIRECTOR INFORMATION, BOARD COMMITTEES AND CORPORATE GOVERNANCE INFORMATION
15	Principles of Governance and Governance Guidelines
16	Code of Ethics (Standards of Business Practices) and Directors’ Code of Conduct
17	Independence and Other Considerations
18	Nominating and Corporate Governance Committee
20	Audit Committee
21	Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
22	Audit and Other Service Fees
23	Audit Committee Report
23	Human Resource and Compensation Committee
24	Human Resource and Compensation Committee Report
25	COMPENSATION DISCUSSION AND ANALYSIS
25	Introduction
26	Overview and Objectives of Tim Hortons Compensation Programs
27	Role of Management and Compensation Consultant
28	Tools Utilized in Connection with Compensation Determinations
31	Elements of Compensation

31	2007 Compensation
34	2008 Compensation
39	Retirement Benefits
39	Executive Benefits and Perquisites
39	Change in Control Arrangements
41	Stock Ownership Policy for Executive Officers
42	Appendix A to Compensation Discussion and Analysis
43	EXECUTIVE AND DIRECTOR COMPENSATION
43	Summary Compensation Table
46	Grants of Plan-Based Awards for 2007
47	Outstanding Equity Awards at Fiscal Year End 2007
48	Stock Vested in 2007
48	Pension Benefits
49	Nonqualified Deferred Compensation for 2007
50	General Description of Our 2006 Stock Incentive Plan and 2007-2008 Amendments
51	Payments Following Termination Other than in Connection with a Change in Control
53	Payments Following a Change in Control
57	Director Compensation
60	TRANSACTIONS INVOLVING RELATED PARTIES
60	Certain Transactions Involving Officers and Directors
60	Certain Transactions Involving Wendy’s International, Inc.
62	Review, Approval or Ratification of Transactions with Related Parties
62	PROPOSAL NUMBER 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
63	OTHER MATTERS
63	Stockholder Proposals Pursuant to Rule 14a-8
63	Stockholder Proposals Other than Pursuant to Rule 14a-8
64	Communications to the Board of Directors
64	General Information
65	Householding of Proxy Materials

66	MAP TO TIM HORTONS ANNUAL MEETING

TIM HORTONS INC. PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Questions and Answers Regarding Proxy Materials, Voting, Proposals to be Considered, Costs of Proxy Solicitation, and Other Matters

When the words “we,” “us,” “our” and “our company” are used in this proxy statement, they refer to Tim Hortons Inc. and our subsidiaries.

Why am I receiving these proxy materials?

Our Board of Directors has made these proxy materials available to you on the Internet on or about March 20, 2008 or, upon your request, has delivered printed versions of these proxy materials to you by mail, in connection with the Board’s solicitation of proxies for use at our 2008 Annual Meeting of Stockholders, which will take place at the Design Exchange, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, Canada, on Friday, May 2, 2008, at 10:30 a.m., local time. Our stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these proxy materials?

These proxy materials include:

•	Our proxy statement for (and notice of) the annual meeting; and,

•	Our 2007 Annual Report on Form 10-K, which includes our annual audited consolidated financial statements for fiscal 2007.

If you requested printed versions of these proxy materials by mail, these proxy materials also include a proxy card for submitting your vote in writing to us.

What proposals will be voted on at the annual meeting?

There are two proposals that will be voted on at the annual meeting:

•	The election of four individuals to the Board of Directors, each for a term of three years; and,

•	The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2008.

What is our Board of Directors’ voting recommendations?

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules recently adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners of our stock, and filing the Notice with the SEC, on or about March 20, 2008. All stockholders may access the proxy materials at the website referred to in the Notice, or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by contacting our Investor Relations department at our principal executive offices in Canada.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the annual meeting on the Internet;

•	Register your vote on the proposals before the stockholders at the annual meeting; and,

•	Instruct us to send our future proxy materials to you by mail or electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive next year’s Notice by e-mail, with instructions containing a link to the Internet site where the proxy materials will be posted and, if separate from the site where the proxy materials are posted, a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who may vote at the annual meeting?

If you owned our common stock at the close of business on March 6, 2008 (the “Record Date”), then you may attend and vote at the annual meeting. At the close of business on the Record Date, we had 185,563,051 shares of common stock issued and outstanding, of which 185,141,707 shares are entitled to vote at the annual meeting. You are entitled to one vote for each share held. There are no cumulative voting rights in the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, Inc. (“Computershare”), you are considered a stockholder of record with respect to those shares, and the Notice was sent directly to you by us. As a record holder, you vote your shares directly by following the instructions set forth in the Notice.

Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, or other similar organization, then you are the beneficial owner of shares held in “street name,” or in the general account of the broker or other organization. Consequently, the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You should receive information regarding these instructions directly from that organization.

What is the quorum requirement for the annual meeting?

A majority of our outstanding shares of common stock on the Record Date entitled to vote at the meeting, present either in person or by proxy, is required in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether there is a quorum, abstentions and broker “non-votes,” described below under “What happens if I do not give specific voting instructions?” are treated as shares that are present.

If I am a stockholder of record of Tim Hortons shares, how do I vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person, or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy over the Internet, or by telephone after accessing the website hosting our proxy materials, by following the instructions provided in the Notice; or, if you request printed copies of the proxy materials by mail, you can also vote by mail.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the annual meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy. You may vote by proxy over the Internet, or by telephone after accessing the website hosting our proxy materials, by following the instructions provided in the Notice; or, if you request printed copies of the proxy materials by mail, you can also vote by mail.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or (ii) sign and return a proxy card without giving specific voting instructions, then the proxy holders appointed by our Board of Directors will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

What is the voting requirement to approve each of the proposals?

The voting requirements with respect to each of the proposals are as follows:

Proposal 1 — Election of directors	Each director must be elected by a plurality of the votes cast.

Proposal 2 — Ratification of the selection of our independent registered public accounting firm	To be approved by our stockholders, this proposal must receive the affirmative vote of a majority of the votes cast on this proposal at the annual meeting.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions will have no effect on the outcome of the vote on Proposal 1 (election of directors) and will have the same effect as a vote against Proposal 2 (approval of independent registered public accounting firm) or any other matter that may be voted on at the annual meeting. Broker non-votes will have no effect on either Proposal 1 or Proposal 2 or on any other matter that may be voted on at the annual meeting.

May I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that stockholders’ instructions have been properly recorded.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Tim Hortons or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and,

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board of Directors.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the Inspector of Election and published in our quarterly report on Form 10-Q for the fiscal quarter ending on March 30, 2008, which we expect to file with the SEC by May 7, 2008. We will also refer to the prior publication of the voting results in our Form 10-Q for the second quarter of 2008.

Who is paying for the cost of this proxy solicitation?

We are paying the costs of the solicitation of proxies for our stockholders of record and beneficial owners of shares held in street name. These costs include certain fees and expenses associated with:

•	Forwarding the Notice to stockholders;

•	Forwarding printed proxy materials by mail to stockholders who specifically request them; and,

•	Obtaining beneficial owners’ voting instructions from banks, brokers, and other organizations that are the record owners.

In addition to soliciting proxies by mail and over the Internet, our Board members, officers and employees, or our transfer agent, may solicit proxies on our behalf, personally or by telephone, or, we may ask a proxy solicitor to solicit proxies on our behalf by telephone, or otherwise. We expect the cost of a private proxy solicitor would be approximately $30,000 to $40,000. We will also solicit proxies by e-mail from stockholders who are our employees or who previously requested proxy materials electronically. Stockholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that will be borne by the stockholder in order for the stockholder to connect to or access the Internet site.

Where are our principal executive offices located, and what is our main telephone number?

Our principal executive offices in Canada are located at 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1; our main telephone number in Canada is (905) 845-6511.

Our principal executive offices in the U.S. are located at 4150 Tuller Road, Unit 236, Dublin, Ohio, 43017, U.S.A.; our main telephone number at our U.S. office is (614) 791-4200.

Please Note: All dollar amounts included in this proxy statement are in Canadian dollars,

unless otherwise expressly stated to be in U.S. dollars.

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the SEC) with respect to the persons known by us to own beneficially more than 5% of the outstanding shares of our common stock as of the dates set forth below:

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Ownership	(4) Percent of Class*
Common Stock	FMR LLC and a joint filer(a) 82 Devonshire Street Boston, MA 02109	13,931,390	7.5%

Common Stock	Invesco Ltd.(b) 1360 Peachtree Street, NE Atlanta, GA 30309	11,589,232	6.2%

Common Stock	Harris Financial Corp.(c) 111 W. Monroe Street P.O. Box 755 Chicago, IL 60690	9,632,803	5.2%

*Based on 185,563,051 shares of common stock outstanding as of March 6, 2008 (including the

  421,344 shares held by The TDL RSU Plan Trust).

(a)

Information based solely on a Schedule 13G/A filed with the SEC on February 14, 2008 by FMR LLC (“FMR”). Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, MA 02109, is a wholly owned subsidiary of FMR. Fidelity is the beneficial owner of 11,207,932 of the shares of common stock owned by FMR as a result of acting as investment adviser to various investment companies. The ownership of one such investment company, Fidelity Contrafund, amounted to 9,618,032 shares.

Edward C. Johnson 3rd and FMR, through its control of Fidelity and the funds, each has sole power to dispose of the 11,207,932 shares of common stock owned by the funds. Voting power for these shares is held by the Boards of Trustees of such funds. Members of the family of Edward C. Johnson 3rd, Chairman of FMR, own, directly or through trusts, 49% of the voting power of FMR, and, as a result of a stockholders’ voting agreement, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Strategic Advisers, Inc. (“Strategic”), 82 Devonshire Street, Boston, MA 02108, a registered investment adviser, is also a wholly owned subsidiary of FMR, and, as such, FMR’s beneficial ownership includes 1,458 shares beneficially owned through Strategic. Pyramis Global Advisers, LLC (“Pyramis”), 53 State Street, Boston, MA 02109, is an indirect wholly owned subsidiary of FMR, and is the beneficial owner of 2,722,000 shares of common stock as a result of its serving as an investment adviser to institutional accounts, non-U.S. mutual funds, or registered investment companies. Edward C. Johnson 3rd and FMR, through its control of Pyramis, each has sole dispositive and voting power over these 2,722,000 shares.

(b)	Information based solely on a Schedule 13G filed with the SEC on February 11, 2008, by Invesco Ltd., a parent holding company and investment adviser on behalf of its subsidiaries set forth therein, one of which, AIM Funds Managements Inc., is reported as the holder of 11,577,442 shares.

(c)	Information based solely on a Schedule 13G filed with the SEC on January 15, 2008, by Harris Financial Corp., filing on behalf of its parent company, Bank of Montreal, and on behalf of the subsidiary companies set forth therein.

Security Ownership of Management

The following table sets forth, as of March 6, 2008, information with respect to our shares of common stock owned beneficially by each director, by each nominee for election as a director, by the executive officers named in the “Summary Compensation Table” set forth in this proxy statement, and by all of our directors and executive officers as a group:

Title of Class	Name and address of beneficial owner (a)	Common stock currently held (b)	Common stock that can be acquired within 60 days (c)	Total beneficial ownership	Percent of Class

Common Stock	Paul D. House	170,072	31,459	201,531	*
	Donald B. Schroeder	52,239	9,869	62,108	*
	M. Shan Atkins	1,000	—	1,000	*
	Michael J. Endres	10,866	921	11,787	*
	Moya M. Greene (d)	—	—	—	*
	The Hon. Frank Iacobucci	5,668	921	6,589	*
	John A. Lederer	15,120	—	15,120	*
	David H. Lees	5,726	921	6,647	*
	Craig S. Miller	5,000	—	5,000	*
	Wayne C. Sales	10,659	921	11,580	*
	Cynthia J. Devine	53,520	9,869	63,389	*
	David F. Clanachan	31,955	9,523	41,478	*
	William A. Moir	83,563	9,410	92,973	*
	Roland M. Walton	51,895	9,410	61,305	*
	All directors and executive officers as a group (14 persons)				*

* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(a)	The business address for all of the directors and executive officers is Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1.

(b)	The amounts reflected in this column include stock owned directly or indirectly in which there is voting and/or investment power, including shared voting and/or investment power.

(c)	Amounts reflected in this column include stock issuable or deliverable to settle restricted stock units (including restricted stock units received automatically pursuant to settlement of dividend equivalent rights) held by executive officers and directors under our 2006 Stock Incentive Plan (the “2006 Plan”) that vest in May 2008. We have included for this purpose the gross amount of shares deliverable, but actual shares received will be less as a result of the payment of applicable withholding tax. For additional information regarding outstanding restricted stock units held by executive officers in 2007, see “Executive and Director Compensation—Outstanding Equity Awards at Fiscal Year End 2007” in this proxy statement. For additional information regarding restricted stock units held by our directors, see “Executive and Director Compensation—Director Compensation.”

(d)	Ms. Greene was appointed to our Board on February 19, 2008.

The information with respect to beneficial ownership is based upon information furnished by each director or executive officer or information contained in filings made with the SEC.

Ownership of Deferred Stock Units by Directors

The following table sets forth the number of deferred stock units (“DSUs”) held by our non-employee directors as of March 6, 2008. These DSUs are not included in the number of shares of our common stock beneficially owned by directors set forth in the table above. DSUs are notional units that track the value of our common stock, but that ultimately are settled in cash upon a director’s separation from service with us. One DSU is equivalent in value to one share of our common stock, and DSUs carry dividend equivalent rights. We include DSUs in determining compliance with our stock ownership guidelines for directors. For additional information regarding outstanding DSUs held by directors, see “Executive and Director Compensation—Director Compensation” in this proxy statement.

Director	Number of Deferred Stock Units
M. Shan Atkins	1,914
Michael J. Endres	3,719
Moya M. Greene	—
The Hon. Frank Iacobucci	5,904
John A. Lederer	3,655
David H. Lees	3,634
Craig S. Miller	1,702
Wayne C. Sales	4,081

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and stockholders owning more than 10% of our outstanding shares of common stock (other than certain banks, investment funds and other institutions holding securities for the benefit of third parties or in customer fiduciary accounts) to file reports of ownership and changes of ownership with the SEC. We assist our directors and executive officers in completing and filing these reports. We believe that our directors and executive officers made all required filings under Section 16(a) during our last completed fiscal year.

PROPOSAL NUMBER 1—ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently consists of ten directors. In 2007, James V. Pickett, Kerrii B. Anderson and David P. Lauer resigned from the Board, and the term of J. Randolph Lewis expired at our 2007 stockholders’ meeting, each of which occurred in connection with the separation of our Board from the board of directors of Wendy’s International, Inc. (“Wendy’s”), following completion of the separation of our company from Wendy’s in September 2006. In addition, Cynthia J. Devine, our Chief Financial Officer, resigned as a director in 2007, to allow for the appointment of an independent director. We appointed three new directors, Craig S. Miller, John A. Lederer and M. Shan Atkins, to fill three of the four vacancies created in 2007. Also, in February 2007, Paul D. House, our President and Chief Executive Officer, became the Chairman of our Board, and The Hon. Frank Iacobucci, as Chair of our Nominating and Corporate Governance Committee, became our Lead Director.

In February 2008, our Board appointed Moya M. Greene to fill the vacancy created by the departure of Mr. Lewis. Effective March 1, 2008, Mr. House assumed the role of full-time Executive Chairman of the Board, and Donald B. Schroeder was appointed as our new President and Chief Executive Officer. Mr. Schroeder was also appointed as a member of the Board, effective February 19, 2008. With Mr. Schroeder’s appointment as a non-independent director, we continue to seek an additional independent director, and we intend to expand the size of our Board to eleven to accommodate another qualified individual.

The Board is divided into three classes, each of which serves a different three-year term. At the annual meeting, you will be asked to elect four Class II directors. If elected, M. Shan Atkins, Moya M. Greene, The Hon. Frank Iacobucci, and Wayne C. Sales will each hold office until the 2011 annual meeting of our stockholders and until their successors are duly elected and qualified or until his or her earlier death, resignation or removal. The Class I directors and Class III directors will continue in office for the terms indicated below.

Unless otherwise directed, all proxies received will be voted “FOR” the election of each Class II director nominee. Management has no reason to believe that any nominee will be unwilling to serve as a director, if elected. Should any nominee not remain a candidate for election at the date of the annual meeting, we will vote the proxies in favor of the election of the remaining nominee(s) and any substitute nominee(s) selected by the Board. The names of the nominees to serve as Class II directors, for terms expiring at the 2011 annual meeting of stockholders, and certain information concerning each of them, are set forth below:

Name	Age	Principal Occupation/Business Experience	Director Since

M. Shan Atkins	51	M. Shan Atkins has been a managing director of Chetrum Capital LLC, a private investment firm, since 2001. From 1996 to 2001, Ms. Atkins held various positions with Sears Roebuck & Co., a major retailer, being promoted to Executive Vice President in 1999. Prior to joining Sears, Ms. Atkins spent 14 years with Bain & Company, Inc., an international management consulting firm, as a leader in Bain’s consumer and retail practice. Ms. Atkins began her career as a public accountant at now PricewaterhouseCoopers LLP, a major accounting firm, and is a Certified Public Accountant and Chartered Accountant. Ms. Atkins serves as a director of The Pep Boys–Manny, Moe & Jack, a New York Stock Exchange-listed company, Spartan Stores Inc., a Nasdaq-listed company, and Shoppers Drug Mart Corporation, a Toronto Stock Exchange-listed company. Ms. Atkins holds a Bachelor of Commerce degree from Queen’s University in Kingston, Ontario, as well as a Master of Business Administration from Harvard University.	2007

Name	Age	Principal Occupation/Business Experience	Director Since

Moya M. Greene	53	Moya M. Greene has been President, Chief Executive Officer and a member of the board of the directors of Canada Post Corporation, the Canadian postal authority, since May 2005. From 2003 to 2004, Ms. Greene was Senior Vice President, Operational Effectiveness, of Bombardier Inc., a leading manufacturer of rail transportation equipment and aircraft. From 2000 to 2003, she was Senior Vice President, Chief Administrative Officer, Retail Products, at Canadian Imperial Bank of Commerce, a leading North American financial institution, and from 1996 to 2000, Managing Director, Infrastructure Finance and Public Private Partnership for TD Securities Inc., a leading Canadian financial services firm. Ms. Greene also has an extensive public service background, having served most recently as Assistant Deputy Minister for Transport Canada, the Canadian federal transportation authority, from 1991 to 1996 and, from 1989 to 1991, as Director, General Policy, for Human Resources and Social Development, Canada. She is a graduate of Osgoode Hall Law School and was recognized in 2003 by the National Post newspaper as one of Canada’s Top 100 influential women and in 2004 by the Ivey School of Business/Women’s Executive Network as one of the top 40 female corporate executives in Canada.	2008

The Hon. Frank Iacobucci	70

The Hon. Frank Iacobucci has been Counsel to Torys LLP, a major Canadian law firm, and the Chairman of Torstar Corporation, a newspaper and book publishing company listed on the Toronto Stock Exchange, since July 2005. From September 2004 to June 2005, Mr. Iacobucci served as Interim President of the University of Toronto while the search for a new university president was being conducted. From 1991 to 2004, Mr. Iacobucci served as a Justice of the Supreme Court of Canada. Mr. Iacobucci is a member of the Law Society of Upper Canada and holds academic degrees from Cambridge University and the University of British Columbia, and has been the recipient of numerous awards and honours from Canada, the United States, and Italy. In 2007, Mr. Iacobucci was made a Companion of the Order of Canada.

			2006

Name	Age	Principal Occupation/Business Experience	Director Since

Wayne C. Sales	58	Wayne C. Sales served as President and Chief Executive Officer, and then as Vice-Chairman, of Canadian Tire Corporation Limited, a Toronto Stock Exchange-listed retail, financial services and petroleum company. He served as Vice-Chairman of Canadian Tire until June 30, 2007, following his tenure as President and Chief Executive Officer, a position that he held from 2000 to 2006. Prior to 2000, Mr. Sales held positions as Executive Vice President and Senior Vice President, Marketing at Canadian Tire Retail, a subsidiary of Canadian Tire. Mr. Sales is a graduate of Harvard Business School’s Advanced Management Program. He is also a member of the board of directors of SUPERVALU Inc. and Georgia Gulf Corporation, both New York Stock Exchange-listed companies.	2006

Required Vote

Each nominee, to be elected, must receive a plurality of the votes cast in person or by proxy at the meeting. Abstentions from voting and broker “non-votes” will have no effect on the election of directors.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE AS A CLASS II DIRECTOR OF OUR COMPANY. Unless otherwise indicated, the persons named in the proxy will vote all proxies “FOR” the election of the four nominees set forth above.

The following Class I and Class III directors will continue on the Board of Directors for the terms indicated.

Class III Directors (terms expiring at the 2009 annual meeting)

Name	Age	Principal Occupation/Business Experience	Director Since

Paul D. House	64	Paul D. House became full-time Executive Chairman of our Board of Directors on March 1, 2008. Mr. House joined our company as Vice President of Marketing in 1985. Mr. House was named Chief Operating Officer in 1993, President and Chief Operating Officer in 1995, Chief Executive Officer in November 2005 and Chairman of the Board in 2007. Mr. House served on the board of directors of Wendy’s International, Inc. from 1998 through February 1, 2007. He is a member of the board of directors of The Tim Horton Children’s Foundation, and he serves on the advisory board of the Brock University Business School. Mr. House joined Dairy Queen Canada in 1972 and held various positions with that company including Vice President of Canadian Operations. Mr. House holds a Bachelor of Arts in Economics from McMaster University.	2006

David H. Lees	62	Dr. David H. Lees is the President of Cardinal Health in Canada, a major medical product manufacturer, distributor and service provider, and the parent company of Source Medical Corporation and Cardinal Health’s other Canadian operations. From 1999 to 2006, Dr. Lees served as President and Chief Executive Officer of Source Medical. Dr. Lees was President, Chief Executive Officer and a director of Canada Bread Company, Limited/Corporate Foods Limited, a Toronto Stock Exchange-listed manufacturer and marketer of baked goods and other food products, from 1993 until 1999. From 1991 to 1995, Dr. Lees served as a director of Maple Leaf Foods Inc. Dr. Lees holds a Doctorate of Philosophy in Food Science from University of Massachusetts, a Master of Science in Agriculture from Macdonald College, McGill University, and a Bachelor of Science (Agriculture) from Macdonald College.	2006

Name	Age	Principal Occupation/Business Experience	Director Since

Donald B. Schroeder	61	Donald B. Schroeder became our President and Chief Executive Officer on March 1, 2008. Mr. Schroeder joined our company in 1991 as Vice President of Human Resources and International Development. He was named Executive Vice President, Administration in 1995, responsible for Human Resources, Administration, Manufacturing, and Distribution. Upon our separation from Wendy’s, Mr. Schroeder also assumed the roles of General Counsel, Secretary, and Chief Compliance Officer. Mr. Schroeder has served as President of The Tim Horton Children’s Foundation since 1991. Mr. Schroeder holds a Bachelor of Laws degree from the University of Western Ontario and a Master of Laws degree from Osgoode Hall Law School.	2008

Class I Directors (terms expiring at the 2010 annual meeting)

Name	Age	Principal Occupation/Business Experience	Director Since

Michael J. Endres	60	Michael J. Endres is a Managing Principal of Stonehenge Financial Holdings, Inc., a private equity firm that he co-founded in 1999. Prior to founding Stonehenge, Mr. Endres was Vice Chairman of Banc One Capital Holdings Corporation and Chairman of Banc One Capital Partners. Mr. Endres serves as a director of Worthington Industries, a New York Stock Exchange-listed company, and Huntington Bancshares, Inc., a Nasdaq-listed company. He holds a Bachelor of Science degree from Miami University in Oxford, Ohio.	2006

Name	Age	Principal Occupation/Business Experience	Director Since

John A. Lederer	52	John A. Lederer served as President of Loblaw Companies Limited, Canada’s largest food distributor, from 2001 through September 2006. Mr. Lederer also served as a director of Loblaw Companies Limited for much of this period, capping a 30-year career with Loblaw and its subsidiary companies during which he held a number of senior leadership positions. In these roles, he was responsible for the operation, performance, innovation and growth of national and regional banners, businesses and divisions. Mr. Lederer is a former director of the Food Marketing Institute and is the founder and former Chair of the President’s Choice Children’s Charity. He holds a Bachelor of Arts degree from York University.	2007

Craig S. Miller	58	Craig S. Miller has been the President and Chief Executive Officer of Ruth’s Chris Steak House Inc., an upscale restaurant chain, since March 2004 and Chairman of the board of that company since July 2006. In October 2002, Mr. Miller founded, and until March 2004 served as, Chairman of Miller Partners Restaurant Solutions, a family-owned restaurant management company.
		From November 2001 to October 2002, Mr. Miller served as President and Chief Executive Officer of Furr’s Restaurant Group, a family restaurant chain. From October 1996 to October 2001, Mr. Miller served as President and Chief Executive Officer of Uno Restaurant Corporation, a restaurant chain and, prior to that time, he held various executive-level positions with Uno Restaurant Corporation. Mr. Miller served as Chairman of the National Restaurant Association from May 2005 to May 2006. He is a member of the Board of Trustees of the University of Central Florida Foundation and holds a Bachelor of Business Administration in Accounting from the University of Central Florida.	2007

OTHER DIRECTOR INFORMATION, BOARD COMMITTEES AND CORPORATE GOVERNANCE INFORMATION

Principles of Governance and Governance Guidelines

Our Board of Directors has adopted Principles of Governance and Governance Guidelines. The Principles of Governance set forth, in general terms, the responsibilities of the Board. The Governance Guidelines address Board structure, membership (including nominee qualifications), performance, operations and management oversight. Each committee of the Board has a charter that contains a general description of the committee’s responsibilities. Pursuant to the Governance Guidelines, the non-management directors hold regular executive sessions (without management present) attendant to all Board and committee meetings.

The Governance Guidelines provide that if the Chair of the Board is not an independent director, the Chair of the Nominating and Corporate Governance Committee will serve as Lead Director and as a member of the Executive Committee. Currently, Mr. House serves as the Executive Chairman of the Board, and The Hon. Frank Iacobucci is the Lead Director.

The Governance Guidelines contain a general description of the responsibilities of the Executive Chairman and the Lead Director. The Lead Director is expected to provide independent leadership to the Board and to work with the Executive Chairman to facilitate the proper functioning and effectiveness of the Board. Also included in the Lead Director’s responsibilities are: presiding at executive sessions of the independent directors, except where the principal matters to be considered are within the scope of authority of one of the other committee chairs; coordinating with the Executive Chairman and management to set the agenda for Board meetings; serving as a communication channel between the independent directors and the Executive Chairman and management; and, facilitating the Board’s annual self-evaluation. The general duties and responsibilities of the Executive Chairman include presiding at regular and special meetings of the Board and fostering a strong working relationship between the Chief Executive Officer and the Board; strategic development and execution; acting as a liaison with key stakeholders, including franchisees, investors, general industry and the community; and, such other duties as are assigned by the Board.

The Governance Guidelines provide that, before accepting another directorship, a director should consider whether that service will compromise his or her ability to perform his or her responsibilities to our company. The Governance Guidelines provide that an independent director may not serve on more than five boards of public companies, including our Board, without the prior approval of the Nominating and Corporate Governance Committee. Additionally, no member of the Audit Committee of the Board may serve on more than three audit committees, including the Audit Committee of our Board, without Board approval. Finally, the Governance Guidelines provide that neither the Executive Chairman nor the Chief Executive Officer may accept a position as a director of another company without the consent of our Board.

The Governance Guidelines provide that the directors are expected to attend the annual meeting of stockholders. All directors serving on our Board at the time of our annual stockholders’ meeting in 2007 attended the meeting.

The Corporate Governance section of our corporate and investor website (www.timhortons-invest.com) contains the Principles of Governance and Governance Guidelines. A copy of these documents will be provided, without charge, to any stockholder upon request in writing to our Secretary at Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1.

The Board of Directors held a total of nine meetings, both regularly scheduled and special, in person or by telephone during 2007. With the exception of Ms. Atkins, who was unable to attend three Board meetings (two meetings scheduled over consecutive days due to a death in her family, and the third as a result of a scheduling conflict that preceded her appointment), no director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which the director served, and (ii) the total number of meetings of all committees of the Board of Directors on which that director served that were held during the period during which he or she served. Other than Ms. Atkins, each other director attended all Board meetings during the period for which the director served in 2007.

Information regarding director compensation is set forth under “Executive and Director Compensation—Director Compensation” in this proxy statement.

Code of Ethics (Standards of Business Practices) and Directors’ Code of Conduct

We have adopted a code of ethics that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This code of ethics, which we have designated as our Standards of Business Practices, can be found on our corporate and investor website at www.timhortons-invest.com.

We also have an Ethics and Compliance Office. Our Chief Compliance Officer is responsible for overseeing compliance initiatives and programs, managing the investigation and resolution of reports of non-compliance and ethics issues, and reporting on such activities to the Audit Committee. In addition, we have an Ethics HotLine, and we present reports of calls made to this line to the Audit Committee on a quarterly basis, or sooner if required. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision (related to elements listed under Item 406(b) of Regulation S-K) of the Standards of Business Practices that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our corporate and investor website at www.timhortons-invest.com.

In addition to the prohibitions against insider trading in our Standards of Business Practices, we also have separate insider trading and window trading policies for directors, advisory board members, officers and employees who may from time to time be in possession of material, non-public information about us. In 2007, we amended our insider trading and window trading policies to allow for, and adopted a separate policy governing, automatic trading plans entered into pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 and equivalent Canadian regulations.

We have also adopted a separate Code of Conduct for directors. This Code of Conduct emphasizes the importance of the Standards of Business Practices and reaffirms the Board’s commitment to certain key principles, including confidentiality, fair dealing, compliance with laws, and the reporting of illegal or unethical behavior. The Code of Conduct for directors can be found on our corporate and investor website at www.timhortons-invest.com.

We will provide a copy of the Standards of Business Practices and the Directors’ Code of Conduct to any person, without charge, who requests a copy in writing to our Secretary at Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1.

Independence and Other Considerations

The Governance Guidelines express our Board’s goal that a substantial majority of our directors satisfy the independence requirements (the “Independence Requirements”) set forth in the Governance Guidelines. The Independence Requirements incorporate the listing standards of the New York Stock Exchange (“NYSE”). The Governance Guidelines also set forth additional requirements, including that directors have no “business conflict” with our company. Stockholders are directed to the full text of the Governance Guidelines, available at www.timhortons-invest.com, which contain a description of the Independence Requirements for Board and committee membership.

The Board of Directors has affirmatively determined that the following directors are independent in accordance with the Independence Requirements:

M. Shan Atkins	John A. Lederer
Michael J. Endres	David H. Lees
Moya M. Greene	Craig S. Miller
The Hon. Frank Iacobucci	Wayne C. Sales

In making these independence determinations, the Nominating and Corporate Governance Committee (“Nominating Committee”) and the Board considered all relevant facts and circumstances, not merely from the standpoint of the director, but also from that of any person or organization with which the director had an affiliation or association. In evaluating each director’s independence, the Board considered relationships that may include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

In evaluating director independence, the Nominating Committee and the Board considered that The Hon. Frank Iacobucci is counsel to Torys LLP, a major international law firm that had provided services to us for over ten years. Although the Board affirmatively determined, in February 2007, that this relationship did not affect Mr. Iacobucci’s independence, we determined not to engage Torys to perform legal services for us after May 2007, given Mr. Iacobucci’s appointment as Chair of the Nominating and Corporate Governance Committee and Lead Director, as well as his service on the Human Resource and Compensation Committee. The total fees we paid to Torys in 2007, for services rendered in late 2006 and prior to May 2007, were insignificant in amount to us and Torys.

In making its independence determinations, the Nominating Committee and the Board also considered that Michael J. Endres serves on the board of directors of Huntington Bancshares, Inc. Huntington, either directly, or indirectly through affiliates or subsidiaries, provides certain banking services to us in the United States and is a participating lender in our senior lending facility syndicate. The Board concluded Mr. Endres is not affected by his service as a Huntington director because he is not involved in Huntington’s day-to-day banking or lending activities and does not have any direct responsibility with respect to Huntington’s arrangements with us. Additionally, Mr. Endres has agreed to recuse himself from participating in meetings of the Huntington board of directors and our Board if such participation would, or is reasonably likely to, present a conflict of interest.

The Nominating Committee and the Board also considered, with respect to the independence of Moya M. Greene, that Canada Post Corporation, for which Ms. Greene is the President, Chief Executive Officer, and a member of the board of directors, has several agreements with us for mail and parcel delivery. We paid approximately $1 million under these agreements in 2007. The Board concluded that Ms. Greene’s independence would not be affected by her position with Canada Post because the annual payments under the agreements were insignificant in amount to Canada Post and us, and the agreements were not of significant size to require direct consideration or approval by Ms. Greene in her capacity as either an executive officer or a director of Canada Post. Ms. Greene has agreed to recuse herself from participating in meetings of our Board and the Canada Post board of directors if such participation would, or is reasonably likely to, present a conflict of interest in connection with these agreements or otherwise.

In accordance with the Governance Guidelines and the NYSE corporate governance rules, the Board of Directors has a Nominating and Corporate Governance Committee, a Human Resource and Compensation Committee, and an Audit Committee. The Governance Guidelines require all members of these committees to be independent directors, as determined under the Independence Requirements. In addition, our Governance Guidelines require that each member of the Human Resource and Compensation Committee be a “non-employee director,” as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934. Descriptions of the role of the Chair of each of these committees are contained in the respective charters for each committee.

In October 2007, the Board dissolved its Finance Committee after determining that its duties were generally within the purview of the Audit Committee and that it would create an ad hoc committee for a special project or transaction, if needed. Over 2007 and 2008, the Executive Committee was expanded to four members, including, as noted above, our Lead Director. Our Executive Committee has been delegated all of the authority of the Board, with respect to matters below an established dollar threshold, subject to certain exceptions and other limitations.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are The Hon. Frank Iacobucci (Chair), John A. Lederer, M. Shan Atkins and Wayne C. Sales. The Board expects to consider committee membership at its next quarterly meeting. The Board has determined that each member of the Nominating Committee is independent under our Independence Requirements. The Nominating Committee is required to meet at least four times a year, and otherwise as needed to fulfill its duties. The Nominating Committee met six times during 2007, and each member of the Committee was present, in person or by telephone, at each meeting held during the time he or she was on the Committee.

The Nominating Committee’s functions include assisting the Board in determining the desired qualifications of directors, identifying potential nominees meeting those criteria, proposing to the Board a slate of nominees for election by the stockholders, reviewing candidates nominated by stockholders, and developing plans regarding the size and composition of the Board and its committees. In addition, the Nominating Committee reviews the Principles of Governance and Governance Guidelines, makes recommendations to the Board with respect to other corporate governance principles applicable to us, annually reviews compliance with listing standards, oversees the annual self-evaluation of the Board, conducts an annual evaluation of the

Committee, and monitors and recommends changes to the responsibilities of the Board’s committees. The Nominating Committee also considers and reports at least annually to the Board on director orientation and education and the Board’s self-evaluation.

As mentioned above, the Nominating Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as directors. This has been a particular focus of the Nominating Committee during 2007 in light of the resignations earlier in the year of Ms. Devine and the three directors who also served on the Wendy’s board of directors. In 2007, the Committee engaged a new professional search firm to identify and interview potential candidates to fill the Board seats vacated by the resignations of

Messrs. Lewis and Lauer. As discussed above, M. Shan Atkins was appointed a director in 2007 to fill the Board seat vacated by the resignation of James V. Pickett. Ms. Atkins was evaluated and presented to the Nominating Committee by our former search firm, upon recommendation of one of our non-management directors. Ms. Greene was identified and presented to the Nominating Committee by our new search firm.

The search firm meets regularly with our Nominating Committee to review potential candidates, evaluate their qualifications against the criteria established by the Committee and Board, and determine whether to conduct further reviews or interviews of identified individuals.

Potential candidates are evaluated according to the following qualification criteria as set forth in the Board’s Governance Guidelines:

•	high personal and professional ethics, integrity, practical wisdom and mature judgment;

•	board training and experience in business, government, education or technology;

•	expertise that is useful to our company and complementary to the background and experience of other Board members;

•	willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about our company and its operations;

•	willingness to represent the best interests of all stockholders and objectively appraise management’s performance; and,

•	board diversity, and other relevant factors as the Board may determine.

Selection of candidates involves identifying our company’s needs and identifying persons viewed as responsive to those needs. The Nominating Committee may consider, giving such weight as it deems appropriate, ancillary attributes such as energy, terms served, change in employment status, and other directorships.

Additionally, in 2007 and in the first quarter of 2008, the Nominating Committee, at the request of the Board, facilitated and supported the Board’s succession planning process for our Chief Executive Officer position. As a result of this process, the Board appointed Mr. House as our full-time Executive Chairman and Mr. Schroeder as our President and Chief Executive Officer, both effective March 1, 2008. The Nominating Committee prepared and recommended to the Board the respective position descriptions for our Executive Chairman and President and Chief Executive Officer.

Upon the recommendation and under the supervision of the Nominating Committee, the Board also establishes and maintains programs for initial orientation and ongoing education of the directors. Each new director is provided with a package of material relevant to our company and our operations and policies. In addition, upon joining the Board, new directors participate in discussions with members of our senior management. Directors are also provided with updates regarding relevant external continuing education seminars and programs.

The Nominating Committee and Board review the performance of our directors that are scheduled for re-election before recommending that they be added to the slate of directors for election at our Annual Meeting of Stockholders. Stockholders may also submit recommendations for director nominees in accordance with the provisions of our By-Laws and as further described under “Other Matters – Stockholder Proposals Other than Pursuant to Rule

14a-8,” in this proxy statement. Other than these submission requirements, there are no differences in the manner in which the Nominating Committee evaluates a nominee for director recommended by a stockholder compared with those selected by the Committee. During 2007, we did not receive any director nominations from our stockholders.

A current copy of the charter of the Nominating Committee is available on our corporate and investor website at www.timhortons-invest.com. A copy of the charter will be provided, without charge, to any stockholder upon request in writing to our Secretary at Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1.

Audit Committee

The current members of the Audit Committee are Michael J. Endres (Chair), David H. Lees, and Craig S. Miller. Committee membership is expected to be considered by the Board at its next quarterly meeting. The Board has determined that each member of the Audit Committee is independent under our Independence Requirements. The Audit Committee is required to meet at least four times a year, and otherwise as needed to fulfill its duties. The Audit Committee met eight times during 2007, and each member of the Committee was present, in person or by telephone, at each meeting held during the time he was on the Audit Committee, except for Mr. Endres who, prior to his appointment as Chair, was absent from one meeting.

The Audit Committee’s functions include providing assistance to the Board of Directors in fulfilling its oversight responsibility relating to our financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, our system of internal controls, the internal audit function, and our Standards of Business Practices and Code of Conduct for Directors.

The Audit Committee is also responsible for establishing procedures to receive and investigate, or direct the investigation of, complaints regarding accounting, internal controls, or auditing matters, and for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters. The Audit Committee has established an Ethics HotLine through which these matters may be reported.

The Audit Committee is also responsible for preparing the Audit Committee Report required to be included in this proxy statement, retaining and, if appropriate, terminating the engagement of the independent registered public accounting firm, and approving audit and non-audit services to be performed by the independent registered public accounting firm as well as the corresponding fees for such services. The Audit Committee also periodically reviews with management, including our Associate General Counsel and Secretary, and with the independent auditors, any correspondence with or inquiries by regulatory authorities and others regarding accounting or auditing matters. Furthermore, the Audit Committee is responsible for reviewing and reporting to the Board on our compliance program and for reviewing and approving, as appropriate, all related party transactions proposed to be entered into by us.

The Board of Directors has determined that all current Audit Committee members are financially literate and that Michael J. Endres is an “audit committee financial expert,” as such term is defined by applicable regulation.

A current copy of the charter of the Audit Committee is available on our corporate and investor website at www.timhortons-invest.com. A copy of the charter will be provided, without charge, to any stockholder upon request in writing to our Secretary at Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. Under this policy, prior to the engagement of the independent registered public accounting firm for any audit or permissible non-audit services, the engagement must be approved pursuant to our pre-approval policies or specifically approved by the Audit Committee. The pre-approval policy provides that the annual audit, review or attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Additionally, Audit Committee approval is required, in advance, for any changes in terms, conditions, and fees resulting from changes in audit scope, the structure of our company, or other matters. The pre-approval policy also delineates the specific audit-related services, tax services and other services that have been or may be approved by the Audit Committee on the basis that the performance of such services would not impair the independence of the independent registered public accounting firm. Any other permissible services not delineated in the pre-approval policy must be separately pre-approved by the Audit Committee. The pre-approval policy also delineates services that are prohibited and may not be performed by our independent registered public accounting firm. The Audit Committee’s pre-approval policy can be found on our corporate and investor website at www.timhortons-invest.com. No services were provided by the independent registered public accounting firm in 2007 that were approved by the Audit Committee under SEC Regulation S-X Section 2.01(c)(7)(i)(C), which addresses certain di minimus services that may be approved by the Committee after such services have been performed.

Audit and Other Service Fees

The following table sets forth the aggregate fees billed or expected to be billed for professional services rendered by PricewaterhouseCoopers LLP (“PwC”) for 2007 and 2006, respectively (and out-of-pocket costs incurred in connection with these services):

	2007 (in thousands)	2006 (in thousands)
Audit fees (1)	$1,518	$1,528
Audit-related fees (2)	$377	$600
Tax fees (3)	$229	$17
All other fees (4)	$5	$3

Total	$2,129	$2,148

(1)	Includes services rendered for the audit of our annual consolidated financial statements, review of the consolidated financial statements included in our quarterly reports on Form 10-Q in 2007 and 2006, respectively, and other audit services normally provided by PwC in connection with statutory and regulatory filings or engagements.

(2)	Includes assurance and related services reasonably related to the performance of the audit or review of our financial statements not reported as “audit fees.” Audit-related fees also include accounting research and audit and accounting services provided to our advertising funds that collect and administer funds contributed for use in advertising and promotional programs for our company and its franchise owners. In addition, these amounts include fees for the audit or review of the financial statements of our pension funds, consultations with management as to the accounting or disclosure treatment of certain transactions and/or events, and the actual or potential impact of final or proposed accounting rules and standards. In 2006, a significant portion of these fees were for consultations with management related to our initial public offering.

(3)	Tax fees primarily include services rendered in connection with the implementation of Financial Accounting Standards Board Interpretation No. 48, reorganizations, and tax audits.

(4)	This category includes use by our employees of PwC software for accounting research and financial reporting disclosure.

Audit Committee Report

In performing its responsibilities, the Audit Committee, in addition to other activities: (i) reviewed and discussed our company’s financial statements with management, (ii) discussed with PricewaterhouseCoopers LLP (“PwC”) the matters required to be discussed by Statement of Auditing Standards 61 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”), as modified or supplemented, and (iii) received the written disclosures and the letter from PwC required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB, as modified or supplemented, and has discussed with PwC the firm’s independence. The Audit Committee also considered whether the provision of non-audit services by PwC was compatible with maintaining such firm’s independence. The Audit Committee has concluded that PwC is independent from our company and its management.

Based on these reviews, discussions and activities, the Audit Committee recommended to the Board that our company’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 30, 2007, for filing with the SEC.

Respectfully submitted,

Audit Committee

Michael J. Endres, Chair

David H. Lees

Craig S. Miller

Human Resource and Compensation Committee

The current members of the Human Resource and Compensation Committee (the “Compensation Committee”) are Wayne C. Sales (Chair), The Hon. Frank Iacobucci, and John A. Lederer. Committee membership is expected to be considered by the Board at its next quarterly meeting. The Board has determined that each member of the Compensation Committee is independent under our Independence Requirements, and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee is required to meet at least four times annually, and otherwise as needed to fulfill its duties. The Compensation Committee met eight times during 2007, and each member of the Compensation Committee was present for each meeting either in person or by telephone at each meeting held during the time he was on the Committee.

The Compensation Committee oversees and administers our executive compensation programs for our named executive officers, including: reviewing and approving the Chief Executive Officer’s and Executive Chairman’s goals and objectives; evaluating the Chief Executive Officer’s and Executive Chairman’s performance in light of these goals and objectives; as a committee and together with the other independent members of the Board, setting the Chief Executive Officer’s and Executive Chairman’s compensation package; and, with input from the Chief Executive Officer, determining the compensation of the other named executive officers. We also expect that the Executive Chairman will provide input to the Compensation Committee and Board regarding the Chief Executive Officer’s compensation.

The Compensation Committee is also responsible for the annual Compensation Committee Report to be included in our proxy statement and for making recommendations to the Board for the implementation of incentive compensation or bonus plans, equity-based plans, and other benefits, policies, and practices for our named executive officers. The Committee also makes award (i.e., type of award or vehicle) and grant determinations under equity compensation plans at compensation levels established for the named executive officers (and, with respect to our Chief Executive Officer and Executive Chairman, as approved by the Board). Since February 2008, the Committee has established the performance objectives (including the weight attributed to each measure), corresponding target budget numbers, and payout curves under our cash incentive and equity compensation plans for the named executive officers. Also since February 2008, the Committee has determined all elements of compensation for our named executive officers, other than our Executive Chairman and Chief Executive Officer for whom compensation amounts are recommended to the Board by the Committee.

The Compensation Committee also considers and reports at least annually to the Board on Board compensation matters and annually reviews the terms of and compliance with our stock ownership guidelines for directors and officers. The Compensation Committee is also responsible for overseeing our management development programs and for reviewing management succession plans. The Compensation Committee may delegate its responsibilities to subcommittees if it determines such delegation would be in the best interests of our company. The Compensation Committee did not delegate any such duties in 2007. A more detailed narrative of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is set forth below under “Compensation Discussion and Analysis” in this proxy statement. The Compensation Discussion and Analysis also includes a more detailed description of the role that our senior management plays in determining executive compensation as well as the services provided by the Committee’s independent compensation consultant, Hewitt Associates.

A current copy of the charter of the Compensation Committee is available on our corporate and investor website at www.timhortons-invest.com. A copy of the charter will be provided, without charge, to any stockholder upon request in writing to our Secretary at Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1.

Compensation Committee—Interlocks and Insider Participation

Kerrii B. Anderson was a member of our Board until February 1, 2007 and served as a member of the Compensation Committee from July 2006 until February 1, 2007, when she resigned as a director. Mrs. Anderson also was an officer of our company until September 29, 2006. During her tenure as a director and officer of our company, Mrs. Anderson was an executive officer of Wendy’s, serving as the interim, and subsequently confirmed, President and Chief Executive Officer. Paul D. House, our Executive Chairman, served as a director of Wendy’s until February 1, 2007.

Human Resource and Compensation Committee Report

The Human Resource and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management of our company and, based on such review and discussions, the Committee recommended to the Board of Directors that the information set forth under “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our company’s Annual Report on Form 10-K for the year ended December 30, 2007, filed with the SEC on February 26, 2008.

Respectfully submitted,

Human Resource and Compensation Committee

Wayne C. Sales, Chair

The Hon. Frank Iacobucci

John A. Lederer

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes and explains the compensation program for our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and our most highly compensated executive officers other than the CEO and CFO. For 2008 compensation discussions, we have included our Executive Chairman. Our executive officers, other than our Executive Chairman and CEO, are treated substantially the same under our compensation policies and programs and, therefore, we provide information on all officers currently at the executive level. We sometimes refer to these executive officers as the “named executive officers” or “executive officers” in this proxy statement.

In February of 2008, we announced that Mr. Paul D. House would continue with us as full-time Executive Chairman, but resign as CEO, effective March 1, 2008. Donald B. Schroeder, our former Executive Vice President and General Counsel, was appointed as our new CEO and as a member of our Board of Directors. Because our disclosure in this CD&A relates to compensation determinations for periods when Mr. House and Mr. Schroeder occupied their former roles, all references in this CD&A to the “CEO” shall mean Mr. House, and all references to the “non-CEO executive officers” or “named executive officers other than the CEO” shall include Mr. Schroeder and not Mr. House, unless specifically stated otherwise. However, we have also included below discussions of 2008 compensation for Mr. House as Executive Chairman and Mr. Schroeder as CEO.

The Tim Hortons Human Resource and Compensation Committee (the “Compensation Committee” or the “Committee”) was established in July 2006 in anticipation of our separation from Wendy’s International, Inc. (“Wendy’s”). Due to the timing of our spin-off from Wendy’s (i.e., on September 29, 2006), our newly-formed Committee had only a few months in which to review our existing compensation programs and set compensation levels for 2007. As such, the Committee, after a preliminary review at the end of 2006 and in early 2007, determined to continue substantially unchanged in 2007 the compensation philosophy, programs, and levels of compensation that were in effect for our company as a subsidiary of Wendy’s. At the same time, the Committee committed to undertake a comprehensive compensation review in 2007, with a view towards implementing any changes when setting 2008 compensation.

Our compensation philosophy in effect while we were a subsidiary of Wendy’s and, therefore, for 2007 compensation determinations, was based on the following two core elements:

•	a performance driven culture; and,

•	a team approach to compensation for the non-CEO executive officers.

Consistent with this philosophy, most of the compensation for our CEO and the other named executive officers has historically been at risk in the form of short-term cash incentives tied to our annual financial performance and long-term equity awards (i.e., restricted stock units) that vest over several years, the incremental value of which rises or falls depending upon the performance of Wendy’s stock (for grants made prior to 2006) and our stock (for grants made in 2006 and 2007) after the grant date. Base salaries for our named executive officers have historically comprised a relatively small part of their total compensation, further evidencing our pay-for-performance culture. Additionally, all of our non-CEO executive officers have historically received substantially the same compensation, reflecting our commitment to a team approach to compensation for our non-CEO executive officers.

In 2007, our Compensation Committee did not consider perquisites or retirement benefits, including contributions to our pension plan and our Supplemental Executive Retirement Plan (“SERP”), when setting total compensation for the named executive officers. For 2008 compensation determinations, these benefits were reviewed by the Committee, but no changes were made to the contribution levels for 2008 pending the results of a study of retirement benefits, including the SERP, to occur in 2008. The results of the study may give rise to modifications to 2009 retirement benefits. Consequently, although retirement benefits and perquisites are discussed below, including at times as part of total compensation, we have excluded retirement benefits and perquisites when we provide the percentage mix of each element of compensation in total compensation, and when we analyze or otherwise describe “total compensation” for 2007 and 2008.

Overview and Objectives of Tim Hortons Compensation Programs

In 2007, the Compensation Committee undertook a comprehensive review of our compensation philosophy, programs, and objectives to determine if they were appropriate for us as a standalone public company and competitive in the market. As a result of this comprehensive review, the Committee adopted a revised compensation philosophy that reflects our culture and goals. The new compensation philosophy retains the fundamental objectives of our prior compensation programs, namely:

•	aligning the interests of our stockholders and named executive officers with a performance-based program that ties a substantial majority of total compensation to our financial performance; and,

•	attracting and retaining high-performing executive officers while maintaining a team-based compensation approach for non-CEO executive officers.

Consistent with this philosophy, the following principles guide executive compensation determinations for our named executive officers:

•

we use the 70th to 75th percentile of total compensation for our selected comparator group, described below, as a general guideline by which total compensation of our named executive officers will be established, though actual compensation may be higher or lower than this level depending upon our performance and other factors;

•	approximately 70% of the total compensation of the non-CEO executive officers, and a higher proportion for the CEO, will be “at risk” in the form of performance-based compensation;

•	base salaries will be at or near the 25th percentile of our selected comparator group, consistent with our pay-for-performance philosophy;

•	short-term cash incentive awards will remain a significant element of executive compensation;

•

long-term equity incentive compensation will constitute a significant component of executive compensation, with the CEO more heavily weighted to long-term incentive compensation than the other named executive officers, and the type of long-term equity awards will reflect our pay-for-performance philosophy;

•	the non-CEO executive officers will continue to be compensated in a manner consistent with our team-based approach;

•	we will monitor market and executive compensation trends and, when and as appropriate, review comparative and competitive executive compensation and benefit levels; and,

•	annually, we will evaluate the extent to which our compensation programs have achieved our principal compensation objectives.

As mentioned above, a fundamental feature of the compensation design for our named executive officers, other than our CEO and Executive Chairman, is that each will receive substantially the same base salaries, annual cash incentive compensation, and long-term equity compensation, except for project-based awards. This approach is based on our belief that, regardless of the functional area of expertise of the non-CEO executive officers, each of these roles is equally critical to our strategic management and decision-making. Accordingly, while these named executive officers have independent responsibilities for different areas, they share accountability for our success as a team. Consistent with this approach, these officers are compensated as a team for the achievement of established performance objectives and the other goals and objectives established annually by our CEO, and for their leadership within the organization, rather than for achievement of goals specific to their respective areas of responsibility.

Role of Management and Compensation Consultant

Role of Executive Officers and Senior Management in Determining Compensation

While the Compensation Committee is primarily responsible for determining and, where appropriate, making recommendations to the Board with respect to, executive compensation, our CEO participates in the compensation process, particularly with respect to the other named executive officers. Based on the collective performance of the non-CEO executive officers and other factors, the CEO provides input to the Committee on base salary increases, cash incentive awards, and long-term equity awards for these officers. The Committee believes that the CEO’s views are critical in determining the compensation of the other named executive officers because the CEO has day-to-day involvement with these officers and is in the best position to assess the executive team’s collective performance and achievement of defined goals and objectives. We expect that our Executive Chairman will also provide input to the Committee and the Board regarding the CEO’s performance and level of compensation.

The CEO also comments on the data presented by the Compensation Committee’s independent compensation consultant, Hewitt Associates (“Hewitt”), and its analysis and guidance, as well as on the proposals, data, and analysis of senior management regarding compensation program design and various other compensation matters. Our CEO’s involvement in the Committee’s 2007 comprehensive compensation review, particularly with respect to its decisions regarding changes in the types of our long-term equity incentive awards, was extensive.

The Compensation Committee has from time to time requested that other named executive officers and other members of senior management provide information about past practices, awards, changes in the design of compensation plans and programs, costs, and participation in various plans, as well as information and analysis on our annual and long-term goals and performance objectives. Other members of senior management, particularly from the human resources department, are also involved in the development of proposals presented to the Committee. Certain of our executive officers and other members of senior management review these proposals, as well as reports prepared by Hewitt, from legal, tax, accounting, and other perspectives and provide resulting data and analysis to the Committee.

Role of Compensation Consultant

The Committee may retain, at our expense, and in its discretion, independent counsel or other consultants or advisors necessary to assist the Committee. Hewitt was engaged to update market information previously generated for Wendy’s in relation to compensation for our named executive officers for 2006 and to assist the Committee in determining executive compensation for 2007.

Additionally, the Compensation Committee engaged Hewitt to: advise the Committee, over the course of 2007 and early 2008, with respect to executive compensation principles, trends, and best practices; assist the Committee in making its executive compensation decisions for 2007 and 2008, described below; and, conduct a comprehensive review of our compensation policies and programs. As part of this review, Hewitt compiled and analyzed compensation data respecting two new groups of comparator companies, as described below under “Benchmarking,” and assisted the Committee in its determination of appropriate levels of compensation, as well as the design, mix, and vehicles for delivery of compensation, based on the benchmarking data and its expertise and understanding of compensation principles, practices, and market trends. Hewitt also evaluated proposals, data and analysis prepared by our senior management, including with respect to the changes to our long-term equity compensation program.

Hewitt receives instructions from, and consults on a regular basis with, the Committee Chair, as well as with senior members of our human resources department. The Committee frequently discussed the full range of executive compensation matters with Hewitt without management present. Although the Compensation Committee seeks and considers the information and advice provided by Hewitt, decisions made by the Compensation Committee are ultimately the responsibility of the Committee. None of our directors or named executive officers has any affiliation or relationship with Hewitt, and Hewitt does not provide any services to us or receive any compensation from us, except for services it provides to, or which are reviewed and approved by, the Committee. As a result, we consider Hewitt to be independent of our company.

Tools Utilized in Connection with Compensation Determinations

Benchmarking

In making 2007 compensation determinations, the Committee relied, in part, on the comparator group study prepared by Towers Perrin in 2006 for Wendy’s, which was reviewed and, for base pay and targeted total cash compensation, “aged” by Hewitt. In the Wendy’s study, three comparator groups were utilized, but significant compensation comparisons were made primarily with respect to the “General Industry Group.” The members of the General Industry Group are listed on Appendix A to this CD&A and consist of a spectrum of 65 autonomous Canadian general industry companies (excluding financial services companies), with revenues of between $500 million and $15 billion. The Wendy’s compensation committee generally targeted total compensation of our executive officers at the 60th percentile of the General Industry Group. However, Wendy’s provided long-term incentive compensation to all of its executives across its various business units, regardless of country of residence, based on the results of its U.S. executive compensation benchmarking data. This typically resulted in levels of compensation for our named executive officers that exceeded the 60th percentile of the General Industry Group.

To “age” the base salary and targeted total cash data in the Wendy’s study, Hewitt relied on salary increase surveys it circulated as part of its general annual salary increase study. Responses were received from Canadian companies spanning a broad spectrum of general industry. This review indicated that base pay and targeted total cash increases for 2007 generally would be 3.5% for the companies included in the survey.

Additionally, Hewitt undertook a high-level overview of 2006 total compensation, and each element of compensation, for our named executive officers in advance of the Committee’s 2007 compensation determinations. This included reviewing the Wendy’s study and considering general market practices and trends to advise the Committee as to whether changes were necessary to our compensation plans, programs, or various levels, in the short-term (i.e., prior to making 2007 compensation determinations). The Committee desired, if possible, not to make significant changes to executive compensation for 2007, pending the completion of its comprehensive study later in the year. Based on Hewitt’s analysis, the Committee concluded that substantial changes to our 2006 compensation program were not necessary and any changes would be deferred until the 2007 study was complete.

In 2007, Hewitt prepared an initial list of Canadian and U.S. companies for potential inclusion in new comparator groups for the comprehensive compensation study, focusing primarily on organizations in like or similar industries, as well as on companies similar in size and/or complexity to us. The Committee reviewed and finalized the two comparator groups with Hewitt. The first group comprised 33 Canadian companies (the “Canadian Comparator Group”) including 23 publicly traded companies and 10 private companies and/or Canadian subsidiaries of public companies. Four of these companies are quick service restaurant companies, 13 are retail companies, and 16 are general industry companies, with median revenues of the entire group of $4.58 billion. The Committee decided to benchmark our executive compensation levels against the Canadian Comparator Group because we generally recruit executives from Canada and, therefore, we compensate our named executive officers in a manner and at a level appropriate for the Canadian labour market. The second comparator group consisted of 26 quick service restaurant and retail companies in the United States (the “U.S. Comparator Group”). This group was created for the limited purpose of benchmarking compensation differentials between our company and U.S. companies at the senior executive level, particularly for our CEO and CFO. The companies comprising the Canadian Comparator Group and U.S. Comparator Group are listed on Appendix A to this CD&A.

The Hewitt study covered the following compensation components: base salary, annual (short-term) incentives, long-term incentives and pension/retirement arrangements. Where statistically meaningful, the competitive data was size-adjusted using regression analysis. Otherwise, a raw data percentile approach was used, coupled with careful position matching to the roles and responsibilities of our executives under review.

The compensation study summarized each element of executive compensation mentioned above to determine the competitive positioning of our named executive officers in relation to the Canadian Comparator Group. With respect to the CEO, his position was matched against comparable positions at the public companies in the Canadian Comparator Group. With respect to the non-CEO executive officers, the combined average of the compensation for the four available positions was assessed against the combined average of all comparable positions in the Canadian Comparator Group, which, for the CFO, consisted of similar positions at the publicly-traded companies in this group. Given the uniqueness of Mr. Clanachan’s position, sufficient comparable data was not available in the Canadian Comparator Group and, as a result, his position was not included in Hewitt’s review.

These study comparisons yielded total 2007 compensation (excluding retirement benefits) for our CEO at the 82nd percentile, and for our non-CEO executive officers, based on the average of available positions, at the 80th percentile. With the inclusion of retirement benefits, the results were slightly higher. The Committee discussed these results, including the level of retirement benefits, but ultimately determined it was more appropriate to consider base salary, short-term, and long-term compensation in detail in 2007 and undertake a comprehensive review of retirement benefits in 2008. For this reason, and because our approach is consistent with industry practice and the prior study undertaken by Wendy’s, we have excluded retirement benefits analysis when we discuss “total compensation,” below.

The compensation study showed as well that just over 70% of the total compensation package for our named executive officers was “at risk,” or performance-based, compensation (i.e.,

consisting of short- and long-term incentives, the value of which depends upon our performance). The study further showed that base salaries for all of our named executive officers were below the 25th percentile of the Canadian Comparator Group.

For the CEO and CFO, base salary, total cash, and long-term incentive compensation were also independently measured against comparable positions in the U.S. Comparator Group. This was done because our external performance is often assessed and measured against our competitors in the U.S. quick service restaurant sector, including (for 2008 compensation) by our Committee. When measured against similar positions in the U.S. Comparator Group, our competitive positioning on total compensation was well below the 25th percentile of the companies in the U.S. Comparator Group for the CEO and at approximately the 25th percentile for the CFO.

After reviewing and discussing the comprehensive study results and considering other relevant factors, including the high percentage of pay at risk, the Committee determined that targeted total, and each element of, compensation for our named executive officers should not change substantially in 2008 over previous levels. As a result, compensation for our named executives, except for relatively small increases in base pay, would again remain stable, as it had for many years for our non-CEO executive officers and, since 2005, for our CEO. Additionally, the Committee considered that it was planning to modify the compensation design in 2008 to further enhance, to a greater degree than existed in 2007 and prior years, the link between total compensation and our performance by introducing performance-conditioned restricted stock units. The result of this change is that our long-term incentive compensation will also (similar to short-term incentive compensation) depend on our performance such that if we exceed (or do not achieve) expectations, our executives’ long-term incentive compensation will increase above (or fall below) established target levels.

In making the determination that there should not be substantial changes to the named executives’ compensation in 2008 (i.e., that it should remain at or near the 82nd (CEO) and 80th (non CEO) percentiles of the Canadian Comparator Group), the Committee also considered that our historical performance over several years, as measured by the past achievement of internal growth targets for operating income (which served as the primary performance objective under our annual cash incentive programs), net income, same-store sales, and other metrics, had been strong. In addition, the Committee believed that it was critical to maintain prior compensation levels to further its retention objectives for the existing, high-performing executive management group.

Internal and External Performance

The Committee believed it was not appropriate to measure our performance on external measures against the Canadian Comparator Group, which consisted of companies across numerous industries, because of the variety of factors that affect other industries differently than they affect us. Before finally determining short- and long-term incentive compensation targets for 2008, however, the Committee reviewed our 2007 performance against the performance of other quick service restaurant companies in the U.S. on certain standard external industry metrics, including same-store sales. The Committee also undertook a review of our performance against our internal financial targets under the short-term incentive and new long-term incentive programs, as well as the other goals and objectives established for 2007, prior to its final determinations of targeted short-term and long-term incentive compensation for 2008. This review provided further support for the Committee’s determination that our performance had remained strong in 2007.

Internal Equity

The CEO’s total compensation for 2007 was approximately 2.5 times that of the non-CEO executive officers as a group. The Committee believes that this level of compensation differential is appropriate for our company, given the CEO’s enhanced responsibility and accountability for our performance and the larger percentage of risk-based compensation included in the CEO’s compensation package compared to the other named executive officers. The Committee also reviewed an internal equity analysis of CEO compensation against the next highest paid officers at certain of our quick service restaurant competitors, and concluded that our differential was generally in line with those of the companies reviewed. In addition, before setting and confirming 2008 short- and long-term incentive compensation targets for the named executive officers, the Committee reviewed an internal equity analysis illustrating the differential in pay, at target levels, between the CEO and the non-CEO executive officers as a group for 2008 for each of base salary, short-term incentive targets, and long-term incentive compensation targets to confirm the differential was appropriate.

Tally Sheets

Prior to making certain of its final compensation determinations for our named executive officers in 2008, the Committee reviewed tally sheets prepared by our human resources department for each named executive officer. The tally sheets were prepared to assist the Committee with its final determinations of short- and long-term incentive compensation in 2008 by setting forth each element of compensation for 2008 (estimated) and historically, including contributions under retirement programs, perquisites and change in control benefits, so that the entire compensation package could be considered when these elements of 2008 compensation were finally determined.

Elements of Compensation

The elements of our named executive officer compensation program are:

•	base salary;

•	annual cash incentives;

•	long-term equity-based incentives;

•	retirement benefits; and,

•	certain additional executive benefits and perquisites insignificant in amount.

2007 Compensation

2007 Base Salary

The Committee desired to provide the named executive officers with increases in base pay for 2007 consistent with the merit increases provided generally to our other employees in 2007. The salary increase survey results provided by Hewitt, and described above under “Benchmarking,” allowed the Committee to conclude that this level of increase would be appropriate. As such, for 2007, each of the named executive officers, including the CEO, received an increase in base salary of 3.5% over 2006. With this increase, Mr. House’s 2007 base salary comprised approximately 20% of his total compensation and, for the non-CEO executive officers, 23% of their total compensation. These levels of base salary reflect our focus on weighting executive compensation to performance pay and our past practice of maintaining executive-level base salary increases generally consistent with merit raises provided to our other employees.

2007 Annual Cash Incentives – Executive Annual Performance Plan

We have established an Executive Annual Performance Plan, or EAPP, to provide the named executive officers with cash incentive payments for achieving one or more annual performance objectives. In 2007, the target awards under the EAPP comprised approximately 31% of our CEO’s total compensation and 38% of the other named executive officers’ total compensation. We believe that the annual cash incentive award should constitute a substantial portion of executive compensation because our business tends to work on shorter performance cycles, thus making annual incentive awards effective at matching compensation to our performance. Additionally, the relatively low level of our executive base salaries requires strong short-term cash incentive compensation to retain, motivate, and attract talented executives.

Under the EAPP, the named executive officers may earn annual cash awards based on performance of pre-established annual performance objectives. These objectives may include a variety of financial performance metrics for our company as a whole or for an operating unit, including (i) earnings per share, (ii) net income or earnings (which may be expressed as earnings before specified items), (iii) return on assets, (iv) return on invested capital, (v) revenue, (vi) operating income (EBIT), (vii) cash flow, (viii) total shareholder return and (ix) any combination of these measures. Performance objectives may be absolute, or relative to prior performance or to the performance of one or more other companies or external indices, and may be expressed as a progression within a specified range.

The Compensation Committee may, at any time before the awards are paid, adjust the performance objectives to reflect the effect of specified events, such as stock splits or dividends, special charges, accounting or tax law changes, and other extraordinary or nonrecurring events. In early 2007, the Committee authorized an adjustment to the performance objectives for 2007 in recognition of the potential effect on our net income, whether positive or negative, of our adoption of Financial Accounting Standards Board Interpretation No. 48. This adjustment was approved because the extent of the impact was unknown at the time and was considered to be unrelated to our actual operating performance for the year. The actual adjustment did not result in a change in the amount of payout under the EAPP for 2007.

For 2007, two performance measures under the EAPP were approved: (i) operating income (or EBIT, which is earnings before interest and taxes), as to 75% of the award, and (ii) net income, as to 25% of the award. The Committee determined to continue to use EBIT as the primary performance objective because: it is our key internal earnings metric, and we believe it is the most appropriate measure of the financial health and performance of our business; and, it is also a key performance measure generally for quick service restaurant companies. Net income was added in 2007 as a secondary performance measure because, as the ultimate measure of overall earnings performance, it requires management to be responsible for, and manage every line item on, our income statement.

The following performance objectives for 2007 were established, with varying payout amounts, described below, under the EAPP:

	Threshold	Target	Maximum
EBIT	$379.2 Million	$418.2 Million	$481.2 Million
Net Income	$238.1 Million	$263.7 Million	$303.2 Million

The “threshold” amounts were equal to our actual EBIT and net income results for 2006. “Target” amounts were established at our internal budget targets for 2007, and “maximum” amounts were established at 15% higher than target amounts. Our performance objectives reward performance above or below our budgetary “target” amounts along an established payout curve to the “maximum” or “threshold” levels. In each of the past five years, we have met the “target” amounts for budgeted EBIT performance, as adjusted for the impact of our initial public offering in 2006, but we have not achieved the maximum objectives. Between 2003 and 2007, our results versus our budgeted EBIT target ranged from 101.6% of target to 103.9% of target. In 2007, the first year we used net income as a performance objective, our performance against our budgeted net income target was 102.2% of the target.

The following table sets forth the amounts, established in February 2007, that were available to be earned under the EAPP by the named executive officers in 2007, assuming achievement of the threshold, target, and maximum levels of performance of both the EBIT and net income performance objectives:

	Threshold	Target	Maximum
CEO	$450,000	$900,000	$1,350,000
Other Named Executive Officers	$237,500	$475,000	$712,500

As mentioned above, actual payout amounts available under the EAPP vary to the extent that we achieve different levels of performance against the established performance objectives. This curve ranges from no incentive payment if “threshold” performance is not achieved to a “maximum” award of 150% of the target amount if the performance targets are exceeded by 15% or more. The payout curve is an “aggressive” curve, as significant improvement in performance is required in order for higher payout levels to be achieved.

In 2007, our performance exceeded the “target” levels for both the EBIT and net income performance goals, but was below the “maximum” levels. Consequently, cash incentives were paid under the EAPP at approximately 105% of the amounts payable for achievement at the “target” level. These payments amounted to $945,000 for the CEO and $498,750 for each of the other named executive officers.

2007 Long-Term Equity-Based Incentive Awards

We intend that long-term equity incentive compensation constitute the largest part of the CEO’s total compensation and that our CEO has the highest percentage of pay “at risk,” with the corresponding greatest potential reward based on our performance. In 2007, long-term equity compensation represented approximately 49% of Mr. House’s total compensation. We also intend that long-term equity compensation constitute a significant part of total compensation for the other named executive officers. Long-term incentive compensation represented approximately 39% of their total compensation in 2007.

Our 2006 Stock Incentive Plan (the “2006 Plan”) is the means by which the named executive officers are granted long-term incentive awards. The 2006 Plan is an omnibus plan, designed to allow for a broad range of equity-based compensation awards, which affords us the flexibility to compensate our named executive officers, as well as our other employees, in a variety of ways.

Our long-term incentive equity awards are generally intended to accomplish the following main objectives:

•	create a direct correlation between our financial and stock price performance and the level of compensation paid to the named executive officers;

•	long-term retention of the named executive officers;

•	build stock ownership of the named executive officers to increase alignment with long-term stockholder interests;

•	attract and motivate key employees;

•	reward participants for performance in relation to the creation of stockholder value; and,

•	deliver competitive levels of compensation consistent with our new compensation philosophy.

In 2006 and 2007, we used time-vested restricted stock units, or RSUs, as our form of long-term equity incentive award. The Committee determined to continue to use RSUs as our sole long-term equity incentive award for 2007 and, further, assigned the same values for the annual 2007 RSU grants as the annual 2006 RSU grants. The Committee believes that RSUs are effective in aligning the interests of executive officers with our stockholders over the long-term because the incremental value of the RSUs is directly tied to the performance of our common stock after the grant date. RSUs vest ratably over up to 30 months and, therefore, have a retention element as well.

In February 2007, a special grant of RSUs was made to the named executive officers to reward them for their extraordinary contributions to us in connection with the completion of our initial public offering and separation from Wendy’s in 2006, while also maintaining strong financial performance over this period. These were value-based awards that reflected the differing contributions of the named executives to the achievement of these projects. Because this special grant of RSUs was intended to reward the named executive officers for their extraordinary contributions to us in 2006, the RSUs have the same vesting schedule as the RSUs granted to those officers in August 2006 (i.e., the 2006 annual RSU grant). Additional information regarding this special RSU grant and the 2007 annual RSU grant (including the number of RSUs awarded) is set forth below under “Executive and Director Compensation—Grants of Plan-Based Awards for 2007” in this proxy statement.

The following table sets forth the value of the RSU awards made to our named executive officers in 2007:

Named Executive Officer	2007 Annual Award Value	2007 Special Award Value	Total
CEO, Paul D. House	$1,409,347	$100,018	$1,509,365
Donald B. Schroeder	$413,098	$100,018	$513,116
Cynthia J. Devine	$413,098	$100,018	$513,116
David F. Clanachan	$413,098	$49,991	$463,089
William A. Moir	$413,098	$49,991	$463,089
Roland M. Walton	$413,098	$49,991	$463,089

2008 Compensation

Executive Chairman and CEO Compensation

In determining the appropriate amounts of compensation for Mr. Schroeder and Mr. House in 2008, the Committee considered their respective roles, experience, and length of service with us. Mr. House, as Executive Chairman, will focus his efforts primarily on our strategic direction, Board leadership, and relationships with our key stakeholders, including our franchisees. Mr. Schroeder, as CEO, will be responsible for day-to-day oversight and running of the business, strategic planning and implementation, and other required functions. The Committee believed that it was appropriate to make Mr. Schroeder’s compensation as CEO less than the 2008 compensation that was approved for Mr. House as CEO because Mr. House was remaining with us as Executive Chairman, and as such, he would continue to take or share responsibility with Mr. Schroeder for certain matters that were previously Mr. House’s sole responsibility as the Chairman of our Board and CEO. The Committee will undertake a review of CEO compensation in 2008.

2008 Base Salary

Upon the effective date of his appointment as CEO, Mr. Schroeder’s base salary was increased to $625,000, which is slightly below the 25th percentile for CEO base salary among the public companies in the Canadian Comparator Group and which is consistent with the base salary previously approved for Mr. House in 2008 while he was still CEO. Mr. House’s base salary for serving as Executive Chairman was set at $600,000, reflective of his change in role. The relatively low base salaries for our two most senior officers continue to reflect our commitment to pay-for-performance compensation.

Following completion of its comprehensive compensation review in 2007, the Compensation Committee recommended to the Board that base salaries for each of the non-CEO executive officers be increased to approximately the 25th percentile of base salaries of the average comparable executive officer positions (as a group) for companies in the Canadian Comparator Group. The Committee determined that this level of base salary was consistent with our philosophy of weighting compensation heavily towards performance-based awards, while also remaining competitive in the market to attract and retain high-performing executive talent.

Given the foregoing, for 2008, the base salary of each of the non-CEO executive officers was increased to $330,000, which represents an increase of $30,000, or 10%, over their 2007 base salaries. This amount was determined to be inclusive of the annual merit increase typically received by our named executive officers and constitutes approximately 28% of total target compensation for the non-CEO executive officers for 2008. Substantially offsetting reductions of $25,000 from targeted short-term incentive compensation awards were made in 2008 to achieve the desired shift in mix to additional base salary, while maintaining the same level of total compensation as was targeted for 2007.

2008 Annual Cash Incentives – Executive Annual Performance Plan

As part of its comprehensive review in 2007 of our compensation philosophy and programs, the Compensation Committee evaluated the effectiveness of the EAPP as a short-term incentive program. The Committee determined that the EAPP effectively delivered short-term incentive compensation in a manner consistent with our new compensation philosophy and that no significant changes would be made to the short-term incentive program. The Committee also considered the two performance metrics used under the EAPP; namely, operating income (or EBIT) (as to 75% of the awards) and net income (as to 25% of the awards) and concluded that those measures continued to be appropriate because, in addition to the factors supporting their use in 2007, they had the following characteristics:

•	each named executive officer believes that he or she can meaningfully contribute to the achievement of these performance objectives;

•	they are consistent with the measures used in 2007, which allows for more accurate measurement and comparison of, and reward for, the desired performance from year-to-year;

•	EBIT is used in our incentive plans for other employees, and thus aligns the interests of our entire organization in aiming to achieve the same goals; and,

•	they are easily understood and not overly complex.

The Committee considered several other performance measures, including a number of our strategic goals and objectives established each year with the CEO, such as same-store sales and net growth in restaurant units, but determined that performance on or achievement of these types of operating measures would likely be reflected directly in our operating income and net income results and thus did not warrant separate targeting under the EAPP. The Committee also considered, but did not adopt, measures of shareholder return, believing that using internal performance measures would be more effective than linking compensation directly to our stock price, which is subject to overall market conditions that are generally beyond our control or that may be affected by transactions in our stock, such as share repurchases, that may be unrelated to our operating performance.

In February 2008, the Committee approved the EBIT and net income financial performance objectives for 2008. Consistent with past practice, threshold amounts were set at prior year’s actual performance, “target” was set at our internal budget for 2008, and maximum was set at 15% above our internal targeted performance, with incremental payouts based on the same payout curve in place for 2007. Our EBIT “targeted” performance for 2008 was set at $468.1 million, with maximum at $538.4 million and threshold at $425.1 million.

The Committee recommended, and the Board approved, threshold, target and maximum payout amounts for 2008 as follows:

	Threshold	Target	Maximum
Executive Chairman	$325,000	$650,000	$975,000
CEO	$350,000	$700,000	$1,050,000
Other Named Executive Officers	$225,000	$450,000	$675,000

The EAPP payout amounts set forth above for Messrs. House and Schroeder reflect their new roles. The Committee determined that Mr. House’s targeted short-term incentive compensation should be lower than what he would have received as CEO because of his reduced level of responsibility from when he served as both Chairman and CEO, but that it should still comprise a significant part of his total compensation given his continuing focus on our strategic development and vision. Mr. Schroeder’s short-term incentive compensation was targeted at approximately 80% of the level previously approved for Mr. House as CEO in 2008, reflective of the sharing of certain responsibilities with Mr. House in 2008, as discussed above.

The Committee approved substantially the same threshold, target and maximum payout amounts for 2008 as for 2007 for the non-CEO executive officers (with small reductions to adjust for their 2008 base salary increases), based on the Committee’s determination that they represented appropriate short-term incentive compensation targets, both on an absolute basis and as a percentage of total compensation—approximately 38%—and that any increases in total compensation for 2008 resulting from higher levels of performance would be provided for with long-term incentive compensation, as discussed below.

2008 Long-Term Equity-Based Incentive Awards

Performance-conditioned restricted stock units, or P+RSUs, and stock options with tandem stock appreciation rights, or SARs, will replace RSUs as the vehicles to deliver long-term equity incentive compensation to our named executive officers in 2008 and 2009. The P+RSUs and linked options/SARs will each represent 50% of the total value of the long-term equity incentive awards for 2008 and 2009 and will maintain the same aggregate target value as the total long-term incentive award made in 2007 (excluding the special RSU grant made in

February 2007). The primary objective in making these changes to our long-term incentive compensation program was to strengthen the link between pay and performance and, therefore, better align our executives’ interests with those of our stockholders. The Committee believed that use of these vehicles was also consistent with current market trends and best practices in executive compensation and better supports our executive retention objective by providing both medium-range (P+RSUs) and long-term (options/SARs) incentives.

P+RSUs are similar to RSUs in that: they will be granted with dividend equivalent rights; they vest over a pre-determined period; and, an award with a stated dollar value is delivered upon grant, the incremental value of which rises or falls depending upon the performance of our stock after the grant date. However, the important difference is that the annual level of P+RSUs awarded is dependent upon the achievement of specified performance targets in the fiscal year prior to the year of grant, whereas RSUs were granted annually without regard to prior-year performance.

One-year performance targets for P+RSUs have been adopted, rather than multiple-year targets, primarily because our relatively short business cycle makes shorter-term performance measures more effective in linking compensation to performance. Nevertheless, because the P+RSUs vest all at once in three years (i.e., “cliff vest”), we believe they have a stronger retention component than the ratably-vesting RSUs we granted in 2006 and 2007.

Stock options with tandem SARs are designed to reward our named executive officers for the increase in our stock price over long periods of time. Linking options to SARs provides the option holder with the choice of either receiving shares of our common stock or cash upon exercise, in each case with the value dependent upon the price of our common stock at the time of exercise. The options/SARs will vest ratably over three years and expire after seven years. Additionally, because of their completely forward-looking nature, they may provide incentives for our executives to improve our performance in years when our performance yields lower short-term cash incentive compensation and P+RSUs awards. Options/SARs represent the high risk and potential high-return elements of our long-term incentive program in that they will have no value if our stock price does not increase (unlike RSUs and P+RSUs), but will increase (or decrease) in value directly in relation to increases (or decreases) in our stock price.

In determining that options issued with tandem SARs should constitute part of our executive compensation, the Committee considered accounting and tax implications. Stock option compensation expense is typically not tax deductible for our Canadian resident subsidiaries that directly employ our executives. However, the inclusion of the tandem SARs allows for the tax deduction. Ultimately, whether the tax deduction is available depends upon certain factors, including our executives exercising the SARs for cash rather than exercising the options for stock. The Committee also considered that gains on options/SARs are treated more favorably for individual Canadian taxation purposes than RSUs and P+RSUs, which are taxed as regular employment income.

The Committee further reviewed the accounting implications in connection with the introduction of options with linked SARs, which are described in Note 1 to our audited consolidated financial statements in our Annual Report on Form 10-K filed with the SEC on February 26, 2008 (“Annual Report on Form 10-K”). The Committee also considered the dilutive impact the program would have on our outstanding common stock, which was determined to be insignificant at inception.

In December 2007, the performance objectives for P+RSUs available for grant in 2008 and 2009 to the named executive officers were approved. Based on the same factors considered in establishing the performance measures for our short-term cash incentive plan (the EAPP), the Committee determined that operating income, or EBIT, was the most appropriate performance objective for the P+RSUs to be granted in these years. The Committee considered, but did not adopt, net income as a second performance objective because, with the value of the long-term incentive grant divided equally between P+RSUs and Options/SARs, the 25% of the P+RSU grant value that would be dependent on a net income target was believed to be too small to be a meaningful incentive.

Because the performance objective for the 2008 P+RSU grant was established very late in 2007, the Committee did not approve threshold or maximum objectives or a payout curve for the award, and instead determined that no additional P+RSUs would be granted, even if our 2007 EBIT performance exceeded the target of $418.2 million (which it did). Also in December 2007, the 2008 P+RSU target award values were established for Mr. House ($740,670) and for each other named executive officer, including Mr. Schroeder ($206,541). These target award amounts reflect our philosophy that long-term equity awards should continue to comprise a significant amount of executive compensation as they represent, at target amounts, approximately 25% of the total compensation of the non-CEO executive officers. The 2008 P+RSU values originally established for Messrs. House and Schroeder in December 2007 reflected the positions they occupied at such time. The Committee intends to review these values for these officers at its upcoming quarterly meeting.

For P+RSU awards to be granted in 2009, the Committee established a 2008 EBIT target of $468.1 million. If the target level is achieved, Mr. Schroeder, as CEO, will be granted P+RSUs valued at $483,500, and Mr. House will be granted P+RSUs valued at $403,000. The other named executive officers will receive P+RSU grants valued at $206,541, the same value established for their 2008 P+RSU awards. With respect to the 2009 P+RSU grant, the value of the P+RSUs awarded will vary to the extent we exceed or fail to reach the 2008 EBIT performance goal, ranging from no awards if 2008 EBIT is below 96% of the target EBIT goal to 150% of the target level award if 2008 EBIT exceeds 104% of the EBIT target goal. This payout curve is different than the payout curve under the EAPP in that the maximum award may be achieved with results that are 4% or more above target. In contrast, under the EAPP, the maximum award will only be achieved if actual results are 15% greater than target. The Committee believes that it is appropriate to deliver additional performance-based compensation via long-term equity compensation, rather than short-term compensation, because short-term compensation already comprised a significant portion of the CEO’s and the Executive Chairman’s compensation and the highest proportion of compensation for the other named executive officers, and the retention benefits could be achieved to a greater degree by emphasizing long-term versus short-term incentive compensation to reward performance. Additionally, this result is consistent with the risk/reward focus set forth in our compensation philosophy to have a higher proportion of compensation delivered to our most senior officers through long-term incentives.

In February 2008, when the final determinations regarding other components of executive compensation were made, the target value of option/SAR grants for the Executive Chairman, the CEO, and the other named executive officers that are planned for May 2008 were approved. The Committee assigned values of $483,500 to the CEO’s option/SAR grant, $403,000 to the Executive Chairman’s grant, and $206,541 to the grant to each other named executive officer. As full-time Executive Chairman, Mr. House will continue to receive retirement benefits, including contributions by us to the SERP based on his age and length of service with us.

Retirement Benefits

Our retirement plans, including the supplemental executive retirement plan (“SERP”) that covers the named executive officers and certain other members of management, are designed to provide a competitive level of retirement income to executive officers and to reward them for continued service with us. The retirement program for executive officers consists of our defined contribution retirement plan, which covers all full-time employees, and the SERP, also a defined contribution plan. Additional information with respect to these plans is provided below under “Executive and Director Compensation—Pension Benefits” and “—Nonqualified Deferred Compensation for 2007” in this proxy statement

Wendy’s implemented the SERP for our executive officers following its acquisition of our company. The SERP was intended to provide retirement benefits to our executive officers that were similar to those provided to Wendy’s executives, adjusted for tax attributes and differences in other available retirement benefits between the two companies, including benefits payable under U.S. governmental programs not available to our Canadian executive officers. Consistent with the goal of compensating officers for longevity and continued service with us, contributions under the SERP increase steadily as the participants’ ages and years of service increase. See Note 3 under “Executive and Director Compensation—Summary Compensation Table” in this proxy statement for a description of the amounts paid to our named executive officers in 2007 under the SERP and under our defined contribution retirement plan.

Due to the magnitude of the Committee’s review of the other elements of compensation in 2007, particularly with respect to long-term incentives, the Committee did not undertake a comprehensive review of the SERP program in 2007. However, the Committee has determined that, in 2008, it will complete a detailed review of the SERP, including: design; contribution levels (both for Canadian and U.S. participants), including how the contributions affect total compensation for the named executive officers; investment policies and options; as well as the SERP’s financial impact on us. We expect that any changes made to the SERP as a result of this review will take effect for 2009.

Executive Benefits and Perquisites

We use limited amounts of executive benefits and perquisites to provide our named executive officers with a competitive total compensation package that allows them to focus on their daily responsibilities and the achievement of our objectives. The perquisites provided to the named executive officers consist of executive medical benefits, life and accidental death and dismemberment insurance premiums, use of a company car, and limited use of our company’s airplane (the value of all of which, except for the medical benefits, are included as taxable income to the executive). The Compensation Committee does not believe that perquisites and other benefits should represent a significant portion of the compensation package of the named executive officers. In 2007, perquisites and other benefits represented less than 3% of the total compensation of the named executive officers. The amounts reported for perquisites represent the aggregate incremental cost to us of providing the benefit and not the value of the benefit to the recipient. See “Executive and Director Compensation—Summary Compensation Table” for additional information regarding the perquisites we provide to our named executive officers.

Change in Control Arrangements

Effective December 5, 2006, we entered into new change in control agreements with our named executive officers. Payments under these agreements were included on the tally sheets for review by the Committee prior to its final determination of 2008 compensation for our named executive officers, and no changes were made to the change in control agreements as a result of this review. However, in 2008, the Committee intends to undertake a wealth accumulation analysis to confirm that the payments under the change in control agreements remain appropriate. In addition, in 2008, the Committee will consider whether the change in control agreements in place for Messrs. House and Schroeder should be modified to reflect their new roles with us.

Following our separation from Wendy’s in September 2006, the Compensation Committee requested that Hewitt review market practices and general industry precedents to determine whether the change in control agreements our executive officers had with Wendy’s were consistent with current market practice. Based on Hewitt’s review and recommendations, the Committee recommended that our Board adopt change in control agreements for each of the named executive officers containing provisions the Committee believed, based on the information provided by Hewitt, were consistent with typical benefits offered under change in control agreements by general industry companies. These provisions included (i) a double trigger before any benefits are paid, with the exception of acceleration of vesting of awards under equity incentive plans; (ii) severance equal to two times base salary and short-term incentive award for named executive officers other than the CEO and three times base salary and short-term incentive award for the CEO; and, (iii) employment protection for no more than two years following a change in control. The Committee believed that a “double trigger” was appropriate because, unless an executive officer is terminated shortly after a change in control or his or her employment situation changes sufficiently to warrant a “good reason” departure following a change in control, there is arguably no financial detriment to the executive officer as a result of the change in control transaction.

The benefits provided under the change in control agreements with our named executive officers and under our benefit plans were established in order to ensure the stability of our leadership during the course of a change in control transaction, which is a time of heightened uncertainty for our named executive officers and other employees. The benefits are intended to allow these officers to make reasonable decisions about potential changes in the ownership of our company that are in the best interests of our stockholders at a time when the executive officers may have potential conflicts of interest. Change in control transactions frequently result in job losses to executive officers and, therefore, the Compensation Committee believes that appropriate change in control benefits encourage the ongoing commitment of executive officers to the best interests of stockholders during these times. As mentioned above, these benefits also help to ensure stability and continuity of management as the change in control transaction is implemented and beyond. Furthermore, based on the general industry review conducted by Hewitt, described above, the Compensation Committee believed that these types of change in control benefits are typical for large public companies and are, therefore, intended to provide our named executive officers with benefits similar to those obtainable at comparable companies. Other than these change in control agreements, we do not have any individual agreements with our named executive officers that guarantee continued employment or that establish payments on termination of employment.

Our equity incentive and retirement plans also contain provisions relating to change in control and, in certain cases, termination of employment as a result thereof. The specific terms of these arrangements and the change in control agreements with our executive officers, as well as an estimate of the compensation that would have been payable to the named executive officers had they been triggered as of the end of our 2007 fiscal year, are described in detail under “Executive and Director Compensation—Payments Following a Change in Control,” in this proxy statement.

Stock Ownership Policy for Executive Officers

Our Board of Directors has approved stock ownership guidelines applicable to the named executive officers. The stock ownership guidelines, which exclude officers who are within five years of retirement, were established because we believe that stock ownership further aligns the goals and interests of our named executive officers with those of our stockholders. The named executive officers are required to hold stock (including for purposes of the guidelines, vested in-the-money options) equal to three times their annual base salaries. Compliance with the stock ownership guidelines is determined annually by calculating the average price of our common stock on the Toronto Stock Exchange (“TSX”) during the previous year multiplied by the number of shares owned or deemed to be owned.

Our named executive officers have four years to comply with these stock ownership guidelines, and newly-hired or newly-promoted executive officers are also given four years from the hire or promotion date to comply. Compliance with these stock ownership guidelines is reviewed by the Compensation Committee annually. As of the end of 2007, all of our named executive officers were in compliance with these stock ownership guidelines.

The Committee intends to review the stock ownership guidelines in 2008 to confirm that they remain appropriate given the other changes made in 2007 to our executive compensation program and in light of market trends. In addition, although we presently do not have any “hold until retirement” requirements, the Committee will consider whether such provisions are appropriate during the course of its review in 2008.

APPENDIX A TO COMPENSATION DISCUSSION AND ANALYSIS

2007 and 2008 Comparator Groups – Benchmarking

2007

General Industry Group

Abitibi-Consolidated

Aecon Group Inc.

Agrium Inc.

Air Canada

Alderwoods Group

AltaGas Ltd.

ARC Resources Ltd

ATCO Ltd.

Canadian Utilities Limited

ATI Technologies Inc.

Bata Limited

Canadian National Railway Company

Canadian Nature Resources Limited

Canadian Oil Sands Limited

Canadian Pacific Railway

Canadian Tire Corporation Limited

Cara Operations Limited

Celestica Inc.

CGI Group

Cirque du Soleil

Cogeco Inc.

Cognos Inc.

Creo Inc.

Dofasco Inc.

Domtar Inc.

EMCO Corporation

Emera Inc.

Enbridge Inc.

Enerplus Resources Inc.

Finning International Inc.

Fraser Papers Inc.

Hudson’s Bay Corp.

Husky Energy Inc.

Husky Injection Molding Systems Ltd.

Inco Limited

Inmet Mining Corporation

MDS Inc.

Methanex Corporation

NAV Canada

Nexen Inc.

NorandaFalconbridge Inc.

Norbord Industries

Norske Canada

Nortel Networks Limited

Pengrowth Management Limited

Petro-Canada

Placer Dome Inc.

Prime West Energy Trust

Precision Drilling Corporation

Research In Motion Ltd.

Rogers Communications Inc.

Sears Canada Inc.

Shell Canada Limited

Shoppers Drug Mart Corporation

SNC-Lavalin Group Inc.

Softchoice Corporation

Suncor Energy Inc.

Talisman Energy Inc.

Teck Cominco Limited

Teekay Shipping Corporation

Terasen Inc.

TransAlta Corporation

Wajax Limited

West Fraser Timber Co. Ltd.

WestJet Airlines Ltd.

2008

Canadian Comparator Group

Abitibi Consolidated Inc.

Best Buy/Future Shop

Boston Pizza International

Canadian National Railway Company

Canadian Tire Corporation

Canfor Corporation

Finning International Inc.

Home Depot Canada Inc.

HSBC Bank

Hudson’s Bay Company

Imperial Tobacco Canada Ltd.

Indigo Books & Music Inc.

Loblaw Companies Limited

MacDonald, Dettweiler & Associates

Maple Leaf Foods Inc.

McDonalds Restaurants of Canada Limited

MDS Inc.

Metro Inc.

Patheon Inc.

Priszm Brands Income Fund

Quebecor Inc.

Reitmans (Canada) Limited

Rogers Communications Corp.

Rogers Wireless Inc.

Sears Canada Inc.

Shoppers Drug Mart Corp.

Sobeys Inc.

Staples/Business Depot Canada

Starbucks Coffee Canada

TELUS Corporation

The Brick Group Income Fund

Transcontinental Inc.

West Fraser Timber Co. Ltd.

U.S. Comparator Group

Abercrombie & Fitch Co.

Advance Auto Parts Inc.

Aeropostale, Inc.

Ann Taylor Stores Corp.

The Bon-Ton Stores, Inc.

Burger King Holdings Inc.

Chipotle Mexican Grill Inc.

Darden Restaurants Inc.

Denny’s Corp.

Dunkin Brands Inc.

The Finish Line, Inc.

Hot Topic Inc.

McDonalds Corp.

Pacific Sunwear of California, Inc.

Panera Bread Co.

Papa Johns International Inc.

Payless ShoeSource Inc.

Petco Animal Supplies, Inc.

Phillips-Van Heusen Corp. Pier 1 Imports, Inc. R A R E Hospitality Intl. Inc. Stein Mart, Inc. Tractor Supply Company Wendy’s International, Inc. Williams-Sonoma, Inc. Yum! Brands, Inc.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers during 2007 and 2006:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation (Annual Cash Incentives) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
Paul D. House, Chief Executive Officer and President	2007	$602,114	$1,509,365	$945,000	–	$404,947	$3,461,426
	2006	$582,496	$2,445,426	$945,000	–	$342,398	$4,315,320

Cynthia J. Devine, Executive Vice President and Chief Financial Officer	2007	$297,364	$342,778	$498,750	–	$90,318	$1,229,210
	2006	$287,672	$380,174	$498,750	–	$79,099	$1,245,695

David F. Clanachan, Executive Vice President, Training, Operations, Standards and R&D	2007	$297,325	$321,363	$498,750	–	$124,885	$1,242,323
	2006	$287,566	$381,910	$498,750	–	$121,515	$1,289,741

William A. Moir Executive Vice President, Marketing	2007	$297,364	$508,138	$498,750	–	$201,323	$1,505,575
	2006	$287,672	$397,560	$498,750	–	$182,511	$1,366,493

Donald B. Schroeder, Executive Vice President, Administration	2007	$297,364	$513,116	$498,750	–	$204,211	$1,513,441
	2006	$287,672	$716,763	$498,750	–	$190,846	$1,694,031

Roland M. Walton, Executive Vice President, Operations	2007	$297,364	$317,196	$498,750	–	$204,542	$1,317,852
	2006	$287,672	$380,174	$498,750	–	$111,386	$1,277,982

Notes:

(1)

Includes the compensation cost to us under SFAS 123R of restricted stock units, or RSUs, granted under the 2006 Plan. The SFAS 123R value as of the RSU grant date is spread over the number of months of service required for vesting, after which the grant is no longer subject to forfeiture. For grantees eligible to retire (Messrs. House and Schroeder), under SFAS 123R, the entire amount of the August 1, 2006, and for 2007, the February 19th and May 8th awards, were expensed in the year of grant, regardless of the vesting period. Because Mr. Moir will become eligible to retire in 2008, before the end of the vesting period of the outstanding RSU awards, the amount of his August 1, 2006 grant was expensed over 22 months instead of 27 months; the amount of the February 19, 2007 grant was expensed over 15 months instead of 20 months; and, the amount of the May 8, 2007 grant was expensed over 13 months instead of 30 months. The amounts included in this column for 2006 include the compensation cost for the full amount of expense associated with RSUs that were granted on conversion of the Wendy’s RSUs in that year, the vesting of which was accelerated in connection with our separation from Wendy’s. These amounts were originally expressed in U.S. dollars because they were based on the Wendy’s stock price on the date the awards were originally granted. The amounts were converted into Canadian dollars in the above table at an exchange rate of U.S.$1.00 to Cdn.$1.1343, being the average monthly noon buying rate for 2006 as reported by the Wall Street Journal. The following is a breakdown of the 2007 compensation cost (i.e., SFAS 123R expense amounts) included in this column for each of the named executive officers:

2007 Expense Associated with 2006 and 2007 RSU Grants*

	Expense for August 1, 2006 Grant ($)	Expense for February 19, 2007 Grant ($)	Expense for May 8, 2007 Grant ($)	Total Expense Associated with Stock Awards ($)
Paul D. House	–	$100,018	$1,409,347	$1,509,365
Cynthia J. Devine	$183,592	$51,145	$108,041	$342,778
David F. Clanachan	$187,759	$25,563	$108,041	$321,363
William A. Moir	$223,753	$33,576	$250,809	$508,138
Donald B. Schroeder	–	$100,018	$413,098	$513,116
Roland M. Walton	$183,592	$25,563	$108,041	$317,196
*	The amount of expense set forth in this table is not necessarily reflective of the award values to the executive. The expense amount is accelerated for individuals who are or become retirement-eligible during the vesting period.

(2)	No above-market or preferential earnings on non-qualified deferred contribution plans were paid or credited in 2006 or 2007. We do not maintain or otherwise contribute to any defined benefit or other actuarial plans.

(3)	The amounts shown in this column are comprised of the items listed in the table below. All of these items are treated as taxable benefits to the executive officer with the exception of the executive medical benefit. The values for the car/car allowance and personal use of our company aircraft were determined on the basis of aggregate incremental costs to us. Incremental costs for the car/car allowance are the actual costs to us of the lease payment, gas costs and maintenance costs for the vehicle used by the named executive officer. Incremental costs for aircraft use were calculated based on average variable operating cost per flight hour multiplied by flight hours. The average variable operating cost per hour was calculated based on aggregate costs for the year, including fuel, engine reserves (engine reserves are an accrued expense for future maintenance on aircraft engines), repair and maintenance costs, travel expenses for flight crew and temporary pilot costs, hanger and parking ramp fees, landing fees, catering and miscellaneous handling charges, divided by aggregate hours flown. Fixed costs, such as flight crew salaries, wages and other employment costs, training, depreciation, hanger rent, utilities, insurance and taxes, are not included in incremental costs since these expenses are incurred by us irrespective of personal use of aircraft.

As of May 3, 2007, our Nominating and Corporate Governance Committee established a policy limiting the personal use of our aircraft by executive officers and directors to the following circumstances: (i) the spouse or partner and other family members may accompany an executive officer or director who is traveling on our aircraft for a business purpose, if space permits; and (ii) the named executive officers, spouses or partners, and other family members, may use the aircraft in the event of medical emergencies or other extreme hardships.

Executive medical costs are the actual costs to us of executive medical assessments performed in 2006 and 2007 and paid for by us.

	Years	Company Car/ Car Allowance	Personal Use of Company Aircraft	Life Insurance Coverage	Executive Medical	Contributions to Defined Contribution Plan	SERP Contributions	Service Awards	DERs on Unvested RSUs	Total

Paul D. House	2007	$30,803	$16,002	$2,050	$1,365	$14,286	$320,365	$349	$19,727	$404,947
	2006	$27,695	—	$1,569	$1,195	$13,571	$291,309	—	$7,059	$342,398

Cynthia J. Devine	2007	$22,278	—	$2,233	$1,295	$14,286	$43,689	$349	$6,188	$90,318
	2006	$22,711	—	$1,737	—	$13,571	$38,974	$37	$2,069	$79,099

David F. Clanachan	2007	$23,626	—	$2,233	$1,295	$14,286	$75,529	$1,944	$5,972	$124,885
	2006	$19,735	$15,213	$1,737	$1,195	$13,571	$67,948	—	$2,116	$121,515

William A. Moir	2007	$22,114	—	$2,233	$1,295	$14,286	$155,145	$349	$5,901	$201,323
	2006	$23,691	—	$1,737	$1,195	$13,571	$140,248	—	$2,069	$182,511

Donald B. Schroeder	2007	$26,010	—	$2,233	—	$14,286	$155,145	$349	$6,188	$204,211
	2006	$24,298	$7,493	$1,737	$1,430	$13,571	$140,248	—	$2,069	$190,846

Roland M. Walton	2007	$24,608	—	$2,233	$1,690	$14,286	$155,145	$679	$5,901	$204,542
	2006	$24,853	—	$1,737	$1,195	$13,571	$67,961	—	$2,069	$111,386

(4)	Total compensation for 2006 includes the value of the Wendy’s RSUs that were converted into our RSUs and immediately vested in full in 2006. These RSUs were originally granted in 2005 and were reported by us as 2005 compensation and disclosed as such in the prospectus for our initial public offering in 2006. Absent the separation from Wendy’s and the immediate vesting of these RSUs, only the value of that portion of these RSUs that normally would have vested in 2006 would have been considered compensation to the named executive officers in 2006, and for retirement-eligible executives, would have been fully expensed at grant in 2005, as opposed to upon conversion and settlement in 2006. As such, although total targeted compensation did not change substantially from 2006 values, the accelerated vesting of these Wendy’s awards resulted in higher compensation to the named executive officers in 2006 than originally planned. In addition, as described in Note 1 to the Summary Compensation Table, for Messrs. Schroeder and House, the value of the stock awards granted on August 1, 2006 includes the full grant date fair value of the awards because each of them is eligible to retire. As such, their 2006 stock award values and total compensation reflect the greater expense associated with the 2005 Wendy’s converted award and our 2006 RSU award. As a result, their reported compensation in 2006 was higher than their reported compensation for 2007. Similarly, Mr. Moir’s total 2007 compensation is greater than his 2006 compensation in large part because he will become retirement eligible in 2008 and a more substantial portion of his 2007 RSU award was expensed in 2007 compared with the expensing of RSUs granted to him in 2006.

Grants of Plan-Based Awards for 2007

The following table summarizes grants of plan-based awards made to each of the named executive officers during 2007.

Name	Date of Compen- sation Committee Action	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Annual Cash Incentives)(1)			All Other Stock Awards: Number of Shares or Stock Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
Paul D. House	N/A	N/A	$450,000	$900,000	$1,350,000
	February 5, 2007	February 19, 2007	–	–	–	2,729	$100,018
	May 3, 2007	May 8, 2007	–	–	–	40,394	$1,409,347
Cynthia J. Devine	N/A	N/A	$237,500	$475,000	$712,500
	February 5, 2007	February 19, 2007	–	–	–	2,729	$100,018
	May 3, 2007	May 8, 2007	–	–	–	11,840	$413,098
David F. Clanachan	N/A	N/A	$237,500	$475,000	$712,500
	February 5, 2007	February 19, 2007	–	–	–	1,364	$49,991
	May 3, 2007	May 8, 2007	–	–	–	11,840	$413,098
William A. Moir	N/A	N/A	$237,500	$475,000	$712,500
	February 5, 2007	February 19, 2007	–	–	–	1,364	$49,991
	May 3, 2007	May 8, 2007	–	–	–	11,840	$413,098
Donald B. Schroeder	N/A	N/A	$237,500	$475,000	$712,500
	February 5, 2007	February 19, 2007	–	–	–	2,729	$100,018
	May 3, 2007	May 8, 2007	–	–	–	11,840	$413,098
Roland M. Walton	N/A	N/A	$237,500	$475,000	$712,500
	February 5, 2007	February 19, 2007	–	–	–	1,364	$49,991
	May 3, 2007	May 8, 2007	–	–	–	11,840	$413,098

Notes:

(1)	Represents threshold, target and maximum possible payouts for 2007 under the EAPP, which is our only executive non-equity incentive plan (i.e., our annual cash incentive plan). The amounts payable under the EAPP were based on the extent to which we met or exceeded specified EBIT and net income goals for fiscal 2007. See “Compensation Discussion and Analysis—2007 Compensation—2007 Annual Cash Incentives—Executive Annual Performance Plan.” No grants of “equity incentive plan awards,” as such term is defined under SEC rules, were made to the named executive officers in 2007. Actual cash incentive payments made in 2007 to the named executive officers, which are set out in the Summary Compensation Table, were at 105% of the “target” amounts noted in this table.

(2)	Amounts shown in this column represent the number of RSUs awarded to each named executive officer in 2007. RSUs can be settled at our option in our common stock from treasury, cash delivered to a broker to purchase shares of our common stock in the open market or, for most of our Canadian employees, from our common stock held in trust by The TDL RSU Plan Trust. Our RSUs have been granted to date with accompanying dividend equivalent rights. Consequently, each named executive officer automatically accumulates additional RSUs each time we pay a dividend on our common stock to stockholders at large. In 2007, dividends were declared quarterly at a rate of $0.07 per share (or per RSU). These additional RSUs vest at the same time as the underlying RSUs to which they relate. For example, on the first vesting date when one-third of the total RSUs for the respective grant vests, then one-third of any RSUs acquired from the automatic settlement of dividend equivalent rights for dividends paid prior to the first vesting date will also vest. We recently announced that our dividend rate for 2008 would increase to $0.09 per share, subject to the discretion of our Board of Directors as to the declaration of all future dividends.

Our RSU grants are value-based in that the grants consist of specified dollar amounts, rather than a set number of RSUs. Under this approach, the actual number of RSUs granted is determined by dividing the target dollar value by the mean of the high and low stock price on the TSX (the “fair market value” as defined under the 2006 Plan, as designated by the Committee) on the date of grant. The Compensation Committee believes that a value-based approach to long-term incentive grants is more appropriate than a fixed-number grant because the initial dollar value of the RSUs (or other long-term incentive vehicle) is fixed on the date of grant and, therefore, the number of units awarded is equal to the amount of compensation the Committee has determined to award on the grant date.

We avoid using a stock price for this determination on a date when we are arguably in possession of material, undisclosed information that is not reflected in the market price of our common stock (and thus would not be reflective of our intent to assign an appropriate value-based award). Accordingly, in 2007, as in 2006, the effective date of each of the RSU grants was at least three business days after the issuance of our earnings release for the respective prior quarter. This timing was also consistent with the requirements of the TSX, which prohibits the setting of option exercise prices, or prices at which securities may otherwise be issued, on the basis of market prices that do not reflect material information of which management is aware but which has not been disclosed to the public.

(3)	The amounts set forth in this column represent the full grant date fair value of RSU awards granted in 2007, computed in accordance with SFAS 123R. See Note 18 to our 2007 audited consolidated financial statements in our Annual Report on Form 10-K for additional information regarding the valuation of these awards.

Outstanding Equity Awards at Fiscal Year End 2007

The following table provides information about outstanding equity awards at fiscal year end 2007 for each of the named executive officers. The year-end market values set forth in the table below were calculated based on the closing price of our common stock on the TSX on December 28, 2007, the last business day of our fiscal year, of $36.95.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Paul D. House	76,465	$2,825,382
Cynthia J. Devine	23,709	$ 876,048
David F. Clanachan	23,018	$ 850,515
William A. Moir	22,792	$ 842,164
Donald B. Schroeder	23,709	$ 876,048
Roland M. Walton	22,792	$ 842,164

Notes:

(1)

Represents the number of RSUs granted to the named executive officers in 2006 and 2007 that have not yet vested, plus any additional RSUs received upon the automatic conversion of dividend equivalent rights accompanying these RSUs. The corresponding value of these dividend equivalent rights for 2007 is included in the All Other Compensation Table in Note 3 to the Summary Compensation Table in this proxy statement. A portion of the value of these RSUs (other than the RSUs from converted dividend equivalent rights) is reported in the “Stock Awards” column of the Summary Compensation Table. For Messrs. House and Schroeder, the full value of these RSUs, and for Mr. Moir, a substantial portion, is reported in the Summary Compensation Table because they are retirement-eligible or, for Mr. Moir, will become retirement-eligible during the vesting period. This occurs regardless of the fact that these RSUs vest over periods of up to 30 months. The RSUs granted on August 1, 2006 vest over 27 months.

One-third of these RSUs vested on May 1, 2007 and the remainder vest equally on May 1, 2008 and November 1, 2008. The RSUs granted on February 19, 2007 vest over 20 months. One-third of these RSUs vested on May 1, 2007 and the remainder vest equally on May 1, 2008, and November 1, 2008. The RSUs granted on May 8, 2007 vest over 30 months, with one-third vesting on each of May 15, 2008, May 15, 2009, and November 15, 2009.

Stock Vested in 2007

The following table summarizes stock awards that vested during our last completed fiscal year:

	Stock Awards
Name	Number of Stock Awards Vested (#)(1)	Value Realized on Vesting ($)(2)
Paul D. House	17,808	$621,321
Cynthia J. Devine	5,864	$204,595
David F. Clanachan	5,520	$192,593
William A. Moir	5,408	$188,685
Donald B. Schroeder	5,864	$204,595
Roland M. Walton	5,408	$188,685

Notes:

(1)	Represents the number of RSUs granted in August 2006 and February 2007 that vested in 2007, inclusive of a ratable portion of dividend equivalent rights converted to RSUs over the vesting period. See Note 2 to the “Grants of Plan-Based Awards for 2007” table for a more detailed description of the accumulation and settlement of dividend equivalent rights.

(2)	Based on the closing price of our shares of common stock on the TSX of $34.89 on May 8, 2007, the date on which such vested awards were settled.

The number of shares actually received by the named executive officers on vesting and settlement of their RSUs is less than the number of awards set forth under the “Number of Stock Awards Vested” column in the above table due to withholding for income taxes. The following table shows the net number of shares received by the named executive officers upon vesting of RSUs in 2007:

Name	Net Number of Shares Received
Paul D. House	9,543
Cynthia J. Devine	3,142
David F. Clanachan	2,958
William A. Moir	2,898
Donald B. Schroeder	3,142
Roland M. Walton	2,898

Pension Benefits

We generally have different compensation plans and programs for our Canadian and U.S. employees, but because our named executive officers are all employed by an indirect Canadian subsidiary of Tim Hortons Inc., we have discussed in this proxy statement only relevant Canadian plans.

We do not maintain or otherwise contribute to any defined benefit or other actuarial plans for the named executive officers. All of our Canadian employees are required to participate in our Canadian defined contribution plan after they have completed 12 months of continuous service with us. Employees are required to contribute to the plan in an amount equal to 2% of monthly earnings (salary and cash incentive), and we contribute an amount equal to 5% of monthly earnings. Participants may also make voluntary additional contributions. The normal retirement age under the Canadian plan is 65 for non-executive officers and 55 for executive officers. The latest retirement age is 69 and all participants may elect to retire up to 10 years prior to specified thresholds for retirement.

Nonqualified Deferred Compensation for 2007

The table below describes contributions, earnings and balances under our SERP. As of December 31 of each plan year, we contribute to the SERP an amount (expressed as a percentage of a participant’s base salary and cash incentive compensation for that year) for each participant who is actively employed by us on December 31 and is less than 69 years old. Because contributions are made in December of each year but cash incentive payments under the EAPP are determined the following February, the annual SERP contribution is based on a percentage of the current year’s base salary and the cash incentive received by the named executive officer in the current year (in respect of the prior year’s performance).

The percentage of base salary and cash incentive compensation we contribute for a participant increases as the participant’s age and length of service with us increases, with annual contributions beginning at 6% of base salary and cash incentive compensation for participants whose age plus years of service on December 31 are less than 40, and increasing in specified increments to a maximum of 22% of base salary and incentive compensation for participants whose age plus years of service are 60 or more, in each case less the contributions made by us for such executive officer in that year under our defined contribution plan. This design rewards executive officers who have longer service with us, but it may also result in an older executive officer with a shorter length of service receiving a higher percentage contribution than a younger executive officer who has served for a longer period of time. See “Compensation Discussion and Analysis—Retirement Benefits” in this proxy statement for a description of the purpose of this plan. Participants in our SERP are neither required nor permitted to make contributions to the plan.

Distributions under the plan are made either after the participant has attained (i) age 60 and has completed at least ten years of service, or (ii) age 65, in each case upon retirement or other termination of service with us. However, unless employment is terminated due to death, total and permanent disability, a change in control or following the participant attaining the age of 65, in which case the vested percentage will be 100%, the distributions payable will be based on the participant’s vested percentage of contributions, which ranges from 0% for less than five years of completed service to 100% for nine or more years of completed service. All unvested amounts are forfeited on termination of employment.

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Paul D. House	$320,365	$(1,717)	—	$2,986,022
Cynthia J. Devine	$43,689	$(46)	—	$114,803
David F. Clanachan	$75,529	$(270)	—	$494,261
William A. Moir	$155,145	$(801)	—	$1,398,788
Donald B. Schroeder	$155,145	$(852)	—	$1,477,861
Roland M. Walton	$155,145	$(348)	—	$695,055

Notes:

(1)	These amounts are also reported in the Summary Compensation Table under the heading “All Other Compensation.”

(2)	The SERP is a fully funded plan. Earnings represent actual earnings on the investments made with the plan assets for the named executive officer. The plan assets are managed by an external fund manager who chooses the actual investments made based on a set of investment parameters provided by us from time-to-time, and which currently specify that approximately 60% of the funds should be invested in equities and 40% of the funds should be invested in bonds.

(3)	Amounts reported in this column include contributions that we made under the SERP in 2007, 2006 and prior years, as well as aggregate earnings on the account balances as of year-end 2007. In 2006, our contributions totalled $291,309, $38,974, $67,948, $140,428, $140,428, and $67,961 for Mr. House, Ms. Devine and Messrs. Clanachan, Moir, Schroeder, and Walton, respectively.

General Description of Our 2006 Stock Incentive Plan and 2007-2008 Amendments

The 2006 Plan authorizes the issuance of up to 2,900,000 shares of common stock (or 1.5% of our issued and outstanding common stock at inception) pursuant to awards of restricted stock, stock units, stock options, stock appreciation rights, performance shares, performance units, dividend equivalent rights, and share awards. As of December 30, 2007, there were 504,338 outstanding RSU awards, representing approximately 0.3% of our issued and outstanding common stock as of such date. The 2006 Plan provides that the maximum number of shares of common stock for which awards may be granted to any participant in any calendar year may not exceed 250,000 for performance shares and 250,000 for options and stock appreciation rights, collectively. The amount that any participant may receive in any year for performance units may not exceed US$4,000,000. There are no comparable limits applicable to RSU (including P+RSU) grants. The 2006 Plan provides that the number of shares issuable to insiders (as defined under Canadian securities laws), at any time under all security-based compensation arrangements, may not exceed 10% of our issued and outstanding common stock.

Under the 2006 Plan, awards that are subject to vesting or performance conditions are not transferable until they have vested or until the performance conditions have been satisfied, as applicable. Furthermore, options/SARs are not transferable and are only exercisable by the grantee during his or her lifetime or by his or her estate or legal representative following the death or disability of grantee. Except in the case of the retirement, death or disability of a grantee, upon termination of a grantee’s employment, unvested awards will immediately be forfeited and any vested options/SARs will be exercisable for 90 days following termination, subject to extension until the next trading window during which the insider could trade in our securities, if the expiration of the 90-day period occurs outside of a trading window.

In 2007, our stockholders voted to approve amendments to the 2006 Plan to specify the types of amendments that must be approved by stockholders and to make certain other technical amendments. Following such amendments, security holder approval is not required to amend the plan except with respect to: (i) an increase in the number of shares that may be issued under the Plan; (ii) reductions in the exercise price of an option/SAR (with certain limited exceptions); (iii) increasing the existing specified limits on certain awards that may be made to eligible individuals; and, (iv) extending the term of outstanding options/SARs (with certain limited exceptions).

We also made certain technical amendments and other amendments to the 2006 Plan in 2007 and early 2008, which included: (i) modifications in connection with the final regulations adopted by the U.S. Internal Revenue Service under Section 409A of the Internal Revenue Code; (ii) deletion of provisions that provided for the immediate vesting of awards upon the termination of a grantee following the sale of one or more of our restaurants or upon a sale of our assets; (iii) elimination of acceleration of vesting upon retirement for RSUs, which include P+RSUs; and, (iv) the extension of the exercise period for options/SARs in cases where the grantee dies or becomes disabled.

Payments Following Termination Other than in Connection with a Change in Control

As described under “Compensation Discussion and Analysis—Change in Control Arrangements” in this proxy statement, other than the change in control agreements with our named executive officers, we do not have any employment or other agreements or arrangements that provide for payments to be made to the officers following a termination of employment, and we do not have a formal severance policy for the named executive officers. However, the named executive officers will receive certain benefits under our compensation plans and programs upon termination of employment, absent a change in control, as described below.

2006 Stock Incentive Plan

The 2006 Plan contains provisions concerning the treatment of awards upon termination of employment, absent a change in control, which apply unless the Compensation Committee determines otherwise in a separate agreement with the executive officer. These provisions are as follows:

•

Termination due to death/disability: Any restricted stock and stock units vest immediately upon death or disability. Options and SARs will become immediately exercisable and may be exercised for four years following death or disability (but in no event beyond the maximum term of the option or SAR). Finally, any performance shares and performance units will remain outstanding, and the grantee will be entitled to a pro rata portion of the payment otherwise payable on settlement of the performance shares or units on the date the performance shares or units would have been paid had he or she remained employed with us.

•

Retirement: Any restricted stock vests immediately upon retirement and any RSUs (including P + RSUs) granted in 2008 and thereafter will remain outstanding and continue to vest in accordance with their applicable vesting schedules. RSUs granted in prior years will vest immediately upon retirement. Any vested options or SARs will remain exercisable, and unvested options and SARs will continue to vest in accordance with the original vesting schedule and will remain exercisable for up to 48 months following retirement, or until the original termination date, whichever is earlier. Finally, any performance shares and performance units will remain outstanding, and the grantee will be entitled to a pro rata portion of the payment otherwise payable on settlement of the performance shares or units on the date the performance shares or units would have been paid if he or she had remained employed with us.

•

Termination without cause: Any restricted stock and RSUs (including P + RSUs) vest immediately upon termination of employment without cause in connection with a sale or other disposition of a subsidiary of ours. Any options and SARs will remain outstanding for one year (but in no event beyond their maximum terms), subject to extension for trading to occur during the next trading window during which the insider could trade, if expiration occurs outside of a trading window, and unvested options and SARs will continue to vest in accordance with the applicable vesting schedule for up to one year. Finally, any performance shares and performance units will remain outstanding, and the grantee will be entitled to a pro rata portion of the payment otherwise payable on settlement of the performance shares or units on the date the performance shares or units would have been paid had he or she remained employed with our subsidiary.

•

Other Termination: If employment is terminated for any reason other than those described above, all unvested stock options, SARs and other awards will terminate, any unvested portion of any restricted stock or RSUs (including P + RSUs) will be forfeited and any outstanding performance shares and performance units will terminate, unless otherwise determined by the Compensation Committee at any time prior to or after termination. However, any vested options or SARs will remain exercisable for a period of 90 days following termination of employment, subject to extension for trading to occur during the next trading window during which the insider could trade, if expiration occurs outside of a trading window.

EAPP

Under the EAPP, absent a change in control, annual cash incentives are not payable unless the named executive officer is employed by us on the date that the payment is made (usually in February of each year). However, if the executive officer’s employment is terminated by reason of death, disability or retirement after age 55 with 10 years of continuous service with us prior to the end of the year for which the incentive is to be paid, he or she will be entitled to a pro rata portion of the cash incentive otherwise payable in that year, when paid. If such termination occurs after the end of the fiscal year and prior to the payment date, the executive officer may receive up to 100% of the incentive payment, subject to the Committee’s discretion.

SERP

Under the SERP, absent a change in control, distributions under the plan are made either after the participant has attained (i) age 60 and has completed at least ten years of service, or (ii) age 65. Participants are also entitled to receive distributions under the plan if their employment is terminated. However, unless employment is terminated due to death, total and permanent disability, a change in control, or following the participant attaining the age of 65 (in which case the vested percentage will be 100%), the distributions payable to a participant under the SERP will be based on the participant’s vested percentage of contributions, which range from 0% for less than five years of completed service to 100% for nine or more years of completed service. All unvested amounts are forfeited on termination of employment.

Quantification of Payments

As discussed above, upon termination of employment, other than due to death, disability, retirement or without cause under limited circumstances, unvested RSUs (including P + RSUs) are forfeited and no payments would be made under the EAPP. The only guaranteed payments, therefore, that the named executive officers would be entitled to receive on a termination of employment for any other reason, absent a change in control, would be their accumulated benefits under the SERP, based on their respective vested percentages, and payments under our defined contribution pension plan. See “Nonqualified Deferred Compensation for 2007” and

“Pension Benefits” above. However, because executives who are retirement-eligible can receive prorated (or 100%) of their EAPP awards and receive their unvested RSUs, which will continue to vest over the scheduled vesting period, upon voluntary retirement, we have included those amounts for our named executive officers who were retirement-eligible in 2007. At December 30, 2007, all of these amounts would have been as follows:

PAYMENTS FOLLOWING A TERMINATION OF EMPLOYMENT

(OTHER THAN IN CONNECTION WITH A CHANGE IN CONTROL)

	Paul D. House	Cynthia J. Devine	David F. Clanachan	William A. Moir	Donald B. Schroeder	Roland M. Walton
SERP Payment	$2,986,022	—	$494,261	$1,398,788	$1,477,861	$695,055
Pension Plan	$477,615	$76,841	$196,657	$297,366	$381,634	$229,511
EAPP Payout	$945,000	N/A	N/A	$498,750	$498,750	N/A
Value of Unvested RSUs(1)	$2,825,382	N/A	N/A	N/A	$876,048	N/A

Total:	$7,234,019	$76,841	$690,918	$2,194,904	$3,234,293	$924,566

Notes: (1) Based on the closing price of our common stock on the TSX on December 28, 2007 of $36.95.

Payments Following a Change in Control

Change in Control Agreements

As discussed above under “Compensation Discussion and Analysis—Change in Control Arrangements,” we have change in control agreements with our named executive officers. These agreements provide for the following payments and benefits for the named executive officers if they are terminated during the two years following a change in control “without cause” by us (or a successor company) or for “good reason” by the individual officer:

•

a lump sum payment equal to accrued base salary and vacation pay through the termination date, plus a pro rata portion of any cash incentives that would have been paid under the EAPP in respect of the fiscal year in which termination occurs (less any payments made to the named executive officer directly under the EAPP), plus any other benefits that have been earned prior to the date of termination;

•

a lump sum payment equal to the greater of (i) two times (three times for the CEO) the current year’s base salary and (ii) two times (three times for the CEO) the average base salary for the current year and the two prior years;

•

a lump sum payment equal to the greater of (i) two times (three times for the CEO) the current year’s target cash incentive payment under the EAPP and (ii) two times (three times for the CEO) the average target cash incentive payment for the current year and the two prior years;

•

a lump sum payment equal to the present value of the employer contributions the executive officer would have accrued under the SERP and defined contribution plan for the next two years (three years for the CEO);

•	continuation of life insurance and other medical and health insurance for the two years (three years for the CEO) following termination; and,

•

payment of a monthly car allowance for the two years (three years for the CEO) following termination based on a pre-determined amount for the car, gas, maintenance and insurance for the grade level of the executive officer, as established by us from time to time.

The following table summarizes estimated benefits (other than the accrued base salary and vacation pay up to the date of termination, which also would be payable to the executives) that would have been payable to each named executive officer if his or her employment had been terminated by us without cause or by the executive officer for “good reason” on December 30, 2007, following a change in control of our company:

TERMINATION FOLLOWING CHANGE IN CONTROL

(OTHER THAN DUE TO DEATH OR FOR CAUSE)

	Paul D. House	Cynthia J. Devine	David F. Clanachan	William A. Moir	Donald B. Schroeder	Roland M. Walton
Severance (Base Salary) (1)	$1,806,342	$594,728	$594,650	$594,728	$594,728	$594,728
Severance (Cash Incentive) (2)	$2,700,000	$950,000	$950,000	$950,000	$950,000	$950,000
Severance (Retirement Benefits) (3)	$922,029	$108,754	$168,482	$317,831	$317,831	$317,831
Health and Welfare Benefits (4)	$18,460	$12,674	$12,674	$12,674	$12,674	$12,674
Car Allowance (5)	$86,400	$45,600	$45,600	$45,600	$45,600	$45,600
Equity (6)	$2,825,382	$876,048	$850,515	$842,164	$876,048	$842,164
EAPP Payout (7)	$945,000	$498,750	$498,750	$498,750	$498,750	$498,750

Total	$9,303,613	$3,086,554	$3,120,671	$3,261,747	$3,295,631	$3,261,747

Notes:

(1)    Based on the greater of (i) two times (three times for Paul House) 2007 base salary and (ii) two times (three times for Paul House) the average base salary for 2005 through 2007.

(2)    Based on the greater of (i) two times (three times for Paul House) the 2007 EAPP target cash incentive and (ii) two times (three times for Paul House) the average EAPP target cash incentive for 2005 through 2007.

(3)    Based on the present day value as of December 30, 2007 of employer contributions that would have accrued over the next two years (three years for Paul House) under our defined contribution plan and the SERP.

(4)    Unlike the amounts shown in the Severance (Base Salary), Severance (Cash Incentive), Severance (Retirement Benefits), Car Allowance, and Equity rows, which are paid out in a lump sum within ten days of the termination date, this amount represents premiums that will be paid by us for life insurance coverage, health insurance and other medical benefits for the two years (three years in the case of Paul House) after termination of employment.

(5)    Based on the value, as of December 30, 2007, of the current pre-established car allowance that would be received by the executive officer, multiplied over two years (three years for Paul House).

(6)    Based on the value of RSUs held by each executive officer at December 30, 2007, the vesting of which is accelerated upon a change in control pursuant to our 2006 Plan. Unlike the other payments in this table, this amount vests and is settled even if the executive officer’s employment is not terminated following a change in control (i.e., it is a “single trigger”). The value is based on the closing price of our common stock on the TSX on December 28, 2007 of $36.95.

(7)	Based on the amount payable under the EAPP on a change in control, which reduces any amount payable in respect of the short-term incentive payment in the year of termination under the change in control agreements. The right to receive a short-term incentive payment under the EAPP for the year in which the change in control occurs is also a “single trigger” event. See “—Other Change in Control Benefits – EAPP and SERP,” below.

Under our change in control agreements, a “change in control” is defined as the occurrence of:

•

An acquisition by any person or group of persons of shares representing more than 30% of our outstanding shares entitled to vote generally for the election of directors (excluding acquisitions made by us or a subsidiary of ours, an employee benefit plan or trust forming a part thereof established for the benefit of our employees or our subsidiaries, or any person in connection with the foregoing);

•

The directors as of December 5, 2006 (the “Incumbent Board”) cease for any reason to constitute at least 70% of the directors (provided that if the election or nomination for election by stockholders of any new director was approved by at least two-thirds of the Incumbent Board, such new director shall be considered a member of the Incumbent Board, and provided further that no director will be considered a member of the Incumbent Board if he or she initially assumed office as a result of an actual or threatened proxy contest);

•

The consummation of a merger, consolidation or reorganization with or into our company or in which our securities are issued, unless such transaction is a “Non-Control Transaction.” A Non-Control Transaction is one where (i) our stockholders before such transaction hold at least 70% of the voting power of the company surviving the transaction in substantially the same proportion as their ownership of voting power before the transaction; (ii) the members of the Incumbent Board immediately before such transaction constitute at least two–thirds of the board of the surviving company; and (iii) no person other than our company, a subsidiary of ours, an employee benefit plan or trust for the benefit thereof, or any person who immediately before such transaction had beneficial ownership of at least 30% of the voting power of our company, has beneficial ownership of more than 30% of the voting power of the surviving company;

•	The complete liquidation or dissolution of our company; or,

•	The sale or other disposition of all or substantially all of our assets to any person (other than to a subsidiary of ours).

The definitions of “change in control” under the 2006 Plan and the EAPP are substantially the same as the definition set forth above.

Under these change in control agreements, a named executive officer will receive the benefits noted in the above table if we (or a successor company) terminate the officer’s employment without cause or if the officer terminates his or her employment with us (or a successor company) for “good reason.” “Good reason” means the occurrence of:

•

A change in the named executive officer’s status, title, position or responsibilities which, in the officer’s reasonable judgment, does not represent a promotion from his or her status, title, position or responsibilities in effect immediately prior thereto;

•

The assignment to the named executive officer of any duties and responsibilities which, in the officer’s reasonable judgment, are inconsistent with his or her status, title, position or responsibilities;

•

Any removal of the named executive officer from or failure to reappoint or re-elect him or her to any such positions (except in connection with a termination for disability, cause, as a result of his or her death, or by the executive officer other than for good reason);

•	A reduction in the named executive officer’s base salary;

•

We (or a successor company) require the named executive officer to be based more than 50 kilometers from the officer’s business office location immediately prior to the change in control (except for reasonably required business travel that is not materially greater than such travel requirements prior to the change in control);

•

The failure to provide the executive officer with compensation and benefits substantially similar to those provided prior to the change in control or the taking of any action by the employer that would directly or indirectly materially reduce any benefit or deprive the executive officer of any material fringe benefit enjoyed by him or her prior to the change in control; or,

•	Any material breach by us (or a successor company) of the change in control agreement.

If an executive officer is terminated for cause at any time, the officer will receive only his or her base salary and accrued vacation pay to the termination date, plus any other benefits or compensation that have been earned or become payable prior to that date. If an executive officer dies during the two years following a change in control, the officer’s beneficiaries will be entitled to receive his or her base salary and accrued vacation pay through the date of death, plus any other benefits or compensation that have been earned or become payable prior to that date. The executive officer’s beneficiaries would also be entitled to receive a pro rata portion of any cash incentive or other incentive awards the executive officer would have received if he or she had continued employment until the end of the year, payable at the same time such cash incentives or awards are payable to other employees.

The change in control agreements also contain non-competition covenants for the term of the executive’s employment with us and further impose confidentiality obligations on the executive officers both during and after termination of their employment. The named executive officers will also be required to pre-clear with us any trades in our securities for one year after termination of their employment to ensure compliance with our insider trading policies and applicable law. The Compensation Committee intends, in 2008, to review our change in control agreements generally, and specifically to consider any modifications to the agreements in place for Messrs. House and Schroeder as a result of their new positions with us.

Other Change in Control Benefits

Certain of our compensation plans also contain provisions dealing with the consequences of a change in control of our company, as described below.

2006 Stock Incentive Plan

Under the 2006 Plan, all restrictions on the exercise or vesting of awards lapse upon a change in control of our company whether or not the executive officer remains employed by us or any successor company) after the change in control (i.e., the 2006 Plan provides for a “single trigger”). Because these awards are intended to be similar to or tracking equity positions in our company, the Compensation Committee believes that the executive officers and other holders of these types of awards should be treated similarly to the stockholders upon a change in control of our company. See “Equity” in and Note 6 to the table entitled “Termination Following Change in Control (Other than Due to Death or For Cause)” for quantification of these payments, which will be the same (but not duplicated) in the event of a change in control.

EAPP and SERP

The EAPP provides that, upon the occurrence of a change in control of our company, the cash incentive payable to each named executive officer in the year of the change in control will be the greatest of (i) the cash incentive payment received by the executive officer in the fiscal year prior to the year in which the change in control occurs, (ii) the cash incentive that would be payable in the year of the change of control assuming that the target level of performance was obtained, and (iii) the cash incentive that would be payable in the year of the change of control based on our company’s actual performance for that year through the date of the change of control. For executive officers whose employment is terminated without cause or by the officer for good reason in connection with a change in control, the cash incentives under the EAPP will be paid as if they had remained employed through the usual payment date under the EAPP. As noted above, any payments made under the EAPP as a result of a change in control will reduce the amount payable under the named executive officer’s change in control agreement for the year in which termination occurs. The Compensation Committee believes the single trigger for EAPP payments is appropriate because change in control transactions can result in increased costs to us, which might adversely affect our financial results, and thus the awards that would otherwise be payable to the officers under the EAPP, regardless of our business performance. The Committee believes that such factors should not adversely affect cash incentive payments to be paid in the year of the change in control. See “EAPP Payout” in and Note 7 to the table entitled “Termination Following Change in Control (Other than Due to Death or For Cause)” for quantification of these payments, which will be the same (but not duplicated) as provided under the change in control agreements in the year in which termination occurs.

In addition, executive officers will become 100% vested in benefits accrued to them under our SERP if there is a “change in control,” which is defined somewhat differently in the SERP than under the change in control agreements. However, payments under the SERP are not triggered unless an executive officer’s employment is terminated following a change in control (i.e., it is a “double trigger”).

Additionally, under both the EAPP and the SERP, if a named executive officer’s employment is terminated without cause prior to a change in control but the executive officer can reasonably demonstrate that the termination (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change of control, or (ii) otherwise arose in connection with, or in anticipation of, a change in control, the termination will be treated as if it occurred after a change in control, if a change in control actually occurs.

Director Compensation

Under our director compensation program, all of our directors receive an annual cash retainer of $30,000 and a $60,000 annual equity retainer which, in 2007, was paid in the form of deferred stock units, or DSUs. DSUs, which are granted pursuant to our Non-Employee Director Deferred Stock Unit Plan, are notional shares that track the value of our common stock and are settled in cash based on the value of our common stock on the TSX upon the directors’ separation of service with us. Dividend equivalent rights (“DERs”) accompany the DSUs. DERs represent the right to receive an amount of additional DSUs equal to the cash dividends that would be paid if the DSUs held by a director were common shares.

Directors also receive $1,500 per Board or Committee meeting attended and a retainer of $3,000 per year for serving as a member of a Committee, other than as Chair. The Chair of the Audit Committee receives a retainer of $12,000 per year, and the Chair of the Human Resource and Compensation Committee receives $6,000 per year. In December 2007, the Board approved an increase in compensation in connection with Lead Director duties performed by the Chair of the Nominating and Corporate Governance Committee. This was reflected as an increase in the Chair’s retainer from $6,000 per year to $57,000 per year for so long as the Chair of that Committee also serves as our Lead Director. This increase was made retroactive to February 5, 2007, when Mr. Iacobucci was appointed as Chair of the Nominating and Corporate Governance Committee (and, in accordance with our Governance Guidelines, as Lead Director). The Committee and Board believed this increase was appropriate because of the additional demands required of the Lead Director and to make the Lead Director’s pay consistent with the compensation paid to independent board chairs and lead directors at general industry and certain quick service restaurant peer companies reviewed by the Committee in connection with the adjustment.

The Compensation Committee believes that the director compensation package is appropriate because it rewards directors, through the cash retainers and meeting fees, for the time and effort they are expected to spend on company matters. Additionally, it places a significant emphasis on aligning the interests of directors with the interests of our stockholders by providing for an equity retainer equal to two times that of the cash retainer and further requiring compliance with stock ownership guidelines. In 2008, the Human Resource and Compensation Committee plans to review all aspects of director compensation, with any changes to be implemented in 2008 or 2009.

Directors may elect to receive their retainers and meeting fees in cash, DSUs, or a combination of both. Under our U.S. Non-Employee Directors’ Deferred Compensation Plan, U.S. directors can defer all or a portion of the cash payments they receive as directors for up to ten years after they leave the Board. These deferral options result in variances among directors with respect to cash versus other forms of compensation, such as stock awards, reported in the table below and in the DSU award table under Note 2 below.

The following table summarizes the compensation paid to our directors in 2007. No director who is also an officer of our company receives any compensation for his or her service as a director. Ms. Moya M. Greene was appointed to the Board on February 18, 2008 and, consequently, she did not receive any compensation as a director in 2007. Messrs. Craig S. Miller and John A. Lederer were appointed to the Board on February 5, 2007, and Ms. M. Shan Atkins was appointed to the Board on March 6, 2007.

Director Compensation for 2007

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
M. Shan Atkins	$34,250	$50,377	$84,627
Michael J. Endres	$6,000	$139,476	$145,476
The Hon. Frank Iacobucci	$9,000	$202,296	$211,296
David P. Lauer(3)	$6,000	$78,433	$84,433
John A. Lederer	—	$102,202	$102,202
David H. Lees	$6,000	$138,702	$144,702
J. Randolph Lewis(3)	$53,500	—	$53,500
Craig S. Miller	$47,250	$50,377	$97,627
James V. Pickett(3)	$12,250	—	$12,250
Wayne C. Sales	$9,000	$150,497	$159,497

Notes:

(1)	Amounts reported in this column also include amounts deferred by our U.S. directors under the U.S. Non-Employee Directors’ Deferred Compensation Plan.

(2)	In 2006, each non-employee director (Messrs. Endres, Iacobucci, Lauer, Lees, Lewis, Pickett, and Sales) received an award of 2,730 Formula RSUs (as defined under the 2006 Plan). One-third of the Formula RSUs vested on May 1, 2007 and one-third will vest on each of May 1, 2008 and November 1, 2008. In December 2006, the Board approved certain changes to our director compensation, including the introduction of DSUs and the elimination of Formula RSUs. As a result, no RSUs were granted in 2007 to our non-employee directors, except for RSUs that were granted pursuant to the conversion of dividend equivalent rights accompanying the unvested Formula RSUs. The value of the stock awards set forth in the table above is based on the compensation cost of unvested Formula RSUs granted in 2006 over the requisite service period computed in accordance with SFAS 123R, and the compensation cost for DSUs, as described in Note 18 to our 2007 consolidated annual financial statements in our Annual Report on Form 10-K. The following table sets forth the grant date fair value of the DSUs granted to our directors in 2007. Messrs. Pickett and Lewis did not receive any DSUs in 2007.

Name	February 12, 2007 DSU Grant	May 8, 2007 DSU Grant	August 9, 2007 DSU Grant	October 31, 2007 DSU Grant	Total Number of DSUs held as of December 30, 2007
M. Shan Atkins	—	$15,000	$15,000	$15,000	1,278
Michael J. Endres	$8,250	$30,750	$27,750	$31,500	2,786
The Hon. Frank Iacobucci	$10,500	$36,000	$29,250	$33,750	3,106
David P. Lauer	$10,500	$33,000	$31,000	—	2,123
John A. Lederer	$5,000	$31,000	$25,500	$33,000	2,680
David H. Lees	$8,250	$30,750	$27,750	$30,750	2,765
Craig S. Miller	—	$15,000	$15,000	$15,000	1,278
Wayne C. Sales	$10,500	$35,250	$29,250	$33,750	3,084

(3)	Messrs. Pickett and Lauer resigned as directors on February 1, 2007 and September 28, 2007, respectively, and Mr. Lewis left the Board after his term expired at the end of our annual stockholders’ meeting on May 4, 2007. Following their departures, the Formula RSUs held by these individuals were forfeited in accordance with the 2006 Plan.

Under our governance guidelines, directors are required to maintain stock ownership (which, for this purpose, includes DSUs) with a value equal to three times their annual cash and equity retainers (currently $270,000). Once the stock ownership guidelines have been met, directors may elect to receive their equity retainers in cash, DSUs, or a combination of both. More detail regarding our stock ownership guidelines for directors are contained in our Governance Guidelines, which are available on our corporate and investor website at www.timhortons-invest.com. As of December 30, 2007, all of our directors were in compliance with our stock ownership guidelines, which allow for directors to have five years after their appointment to achieve the required ownership level.

TRANSACTIONS INVOLVING RELATED PARTIES

Under our Governance Guidelines, the Board, after consulting with legal counsel, determines whether conflicts of interest exist between us and any of our directors on a case-by-case basis. Directors are not permitted to vote on any issue in which they have a personal interest and are expected to disclose actual or potential conflicts to the Nominating and Corporate Governance Committee, which evaluates the matter and reports to the Board. In addition, not less than annually, each director affirms the existence or absence of any actual or potential conflicts to the Nominating and Corporate Governance Committee, which, if necessary, reports any such conflicts to the full Board.

Certain Transactions Involving Officers and Directors

A trust for the benefit of Paul D. House, our Executive Chairman, is the sole stockholder of a corporation that purchased a shopping center property in Tottenham, Ontario, Canada from an unrelated third party in 1998. As part of the shopping center purchase transaction, the corporation now leases a Tim Hortons restaurant to one of our subsidiaries. The remaining term of the lease is six years, with two five-year renewal terms. The amount of rent paid by us to the corporation in fiscal 2007 was $59,000. In 2008, the rent payable by us will be $59,000, and the annual rent increases to $63,000 for the remaining five years of the original term of the lease. In our opinion, the terms of this lease are no less favourable than we could have obtained from an unrelated third party.

R.L. Schroeder Holdings Inc. (“R.L.”), a 30-year franchisee of ours that operates a Tim Hortons store in Chatham, Ontario, Canada, is wholly owned by Richard Schroeder, who is the brother of Donald B. Schroeder, our President and CEO. As a franchisee, R.L. paid us $271,238 in royalties and rent, and paid $73,054 to the Canadian advertising fund in fiscal 2007. R.L. also purchases, in the normal course of its operations, certain food products, supplies and other items from us on terms offered to our other franchisees with no preferential terms or provisions. R.L. previously entered into our standard franchisee agreement, and the terms of this agreement are the same as the agreements governing our other franchisees with no preferential terms or provisions. Donald B. Schroeder makes no decisions regarding arrangements with R.L. and, although this arrangement was not previously reviewed by the Audit Committee, any renewals or new arrangements with R.L. will be reviewed by the Audit Committee under our related party transactions policy.

Certain Transactions Involving Wendy’s International, Inc.

Separation Agreements

In March 2006, we entered into various agreements with Wendy’s in connection with our initial public offering and separation from Wendy’s. These agreements included a master separation agreement, a shared services agreement, a tax sharing agreement and a registration rights agreement. These agreements are further described in our Annual Report on Form 10-K, under Part I, Item 1, “Business—Existing Relationship with Wendy’s.” See also Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K.

From March through September 2006, Wendy’s provided us with services under the shared services agreement relating to corporate functions such as executive oversight, risk management, information technology, accounting, legal, investor relations, human resources, tax, employee benefits and incentives and others. However, for the remainder of 2006, and in 2007 until termination of the agreement on December 3, 2007, Wendy’s only provided us with certain information technology services, primarily related to our general ledger and U.S. fixed asset repository. We paid Wendy’s $800,000 in fiscal 2007 under the shared services agreement.

The tax sharing agreement provides that, for the period during which we were part of the Wendy’s consolidated group, which ended September 29, 2006 (the “2006 Tax Year”), we would pay to or receive from Wendy’s the amount of U.S. federal, state and local income taxes that we would have been required to pay to or been entitled to receive from the relevant taxing authorities if we filed combined, consolidated or unitary tax returns and were not included in the Wendy’s consolidated, combined or unitary tax returns. In addition, to the extent provided in the tax sharing agreement, Wendy’s may control most of our U.S. (and may affect our Canadian) tax decisions for years that we were affiliated with Wendy’s, up to and including the 2006 Tax Year. Under the tax sharing agreement, Wendy’s has sole authority to respond to and conduct certain tax proceedings (including tax audits) relating to us for periods through the end of the 2006 Tax Year. Wendy’s was also required to file, and did file, all income tax returns on our behalf for the 2006 Tax Year. However, notwithstanding the tax sharing agreement, U.S. federal law provides that each member of a consolidated group is liable for the group’s entire tax obligation. Thus, to the extent Wendy’s or other members of the group fail to make any U.S. federal income tax payments required by law for the 2006 Tax Year or any prior years, we could be liable for all or part of the shortfall. Similar principles may apply where we file combined, consolidated or unitary returns with Wendy’s for foreign, state and local income tax purposes for the 2006 Tax Year and prior years.

Under the tax sharing agreement, we were entitled to a payment from Wendy’s in the fourth quarter of 2007 in connection with Wendy’s use of certain of our tax attributes in the 2006 Tax Year, consistent with the 2006 consolidated income tax return filed by Wendy’s. On November 7, 2007, we entered into Amendment No. 1 to the tax sharing agreement (“Amendment”) with Wendy’s that eliminated certain circumstances under the tax sharing agreement that would have necessitated a redetermination of tax liabilities and payments between us and Wendy’s. The Amendment provides that neither we nor Wendy’s will be required to pay the other in connection with the use of the other’s tax attributes, or as a result of other Adjustments (as such term is defined in the tax sharing agreement, as amended), in any year in which we and Wendy’s filed consolidated returns, except in connection with Adjustments to previously-filed returns as a result of audits and/or competent authority or related proceedings, unless the party required to make the payment otherwise consents to the filing of an amended return. In consideration for Wendy’s entering into the Amendment with us and, to a lesser extent, the resolution of a separate tax matter between us and Wendy’s, we agreed to accept $9.1 million (US$9.7 million) for the 2006 tax payment.

The master separation agreement contains provisions related to our separation from Wendy’s, our initial public offering and the spin-off transaction, many of which are no longer operative. However, certain provisions survive, including our obligation to indemnify Wendy’s from all losses suffered by Wendy’s arising out of or related to: our present or future businesses, operations, or assets; our breach of any separation agreement; certain liabilities arising out of untrue statements, or allegedly untrue statements, contained in disclosures made in connection with our initial public offering; and, other specified matters.

Other Transactions with Wendy’s

In addition to the functions historically provided by Wendy’s to us, as described above, certain Tim Hortons restaurants are located on the same site as a Wendy’s restaurant (the “Combo Stores”). In Canada, the real estate for approximately 100 Combo Stores is owned or leased by a 50-50 joint venture between us and Wendy’s. In 2007, the joint venture with Wendy’s distributed $27 million, of which we received 50%. In the United States, we control approximately 30 Combo Stores, either through ownership or lease, and lease the Wendy’s portion of the Combo Store to Wendy’s or a Wendy’s franchisee at a rate of 8.5% of the Wendy’s restaurant sales, and lease the Tim Hortons portion to either one of our franchisees or a subsidiary.

For purposes of accounting rules, Wendy’s ceased to be a related party to us as of the date of our separation from Wendy’s on September 30, 2006 and, therefore, was not a “related party” under such rules for all of 2007. For additional information regarding our transactions with Wendy’s in fiscal year 2006 and prior years, see Note 22 to the consolidated financial statements in our Annual Report on Form 10-K.

Review, Approval or Ratification of Transactions with Related Parties

The Board has delegated to the Audit Committee responsibility for reviewing related party transactions. The Audit Committee has adopted a written policy pursuant to which all transactions, regardless of dollar amount, between us or any of our direct or indirect subsidiaries and (i) any director or officer thereof or nominee for director thereof, (ii) any “immediate family member” of a director or officer thereof or nominee for director or officer thereof, or (iii) any entity (A) in which any of the foregoing individuals has a direct or “indirect” legal or beneficial ownership interest (other than an interest that arises solely as a result of such individual’s ownership of publicly traded securities of the entity), or (B) which employs any of the foregoing individuals, shall be submitted to the Audit Committee for consideration of “all relevant facts and circumstances” prior to the consummation of the transaction.

As used in the Audit Committee’s policy, the following terms have such meanings as are set forth below:

“all relevant facts and circumstances” shall include, but not be limited to, the following: the nature of the related person’s interest in the transaction; the material terms of the transaction; the significance of the transaction to the related person; the significance of the transaction to us; whether the transaction would impair the judgment of a director or executive officer to act in our best interests; and any other matters, facts, events or circumstances the Committee deems appropriate;

“immediate family member” shall include: a spouse, parents, step-parents, children, step-children, siblings, aunts, uncles, nieces, nephews, cousins, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law, including for purposes of this definition any person (other than a tenant or employee) sharing the household of an officer, director, director-nominee, or employee; and,

“indirect” interests shall include, among other things, interests in trusts, companies or other entities that have transactions or relationships with us or any of our subsidiaries (ownership of a nominal amount of another company’s publicly traded stock is excluded).

Members of the Audit Committee with an interest in a transaction do not participate in the review of the transaction by the Committee, and the majority vote of the disinterested members of the Audit Committee is required to approve any such transaction. If we become aware of a related party transaction that has not been approved under the policy, the matter is referred to the Audit Committee. The Audit Committee will consider “all relevant facts and circumstances” and may ratify or cause the revision or termination of the transaction. The Audit Committee reports to the Board on all related party transactions reviewed.

PROPOSAL NUMBER 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Selection of PricewaterhouseCoopers LLP

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2008 fiscal year. Management expects that representatives of PwC will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the selection of PwC is not ratified, the Audit Committee will reconsider the selection of our independent registered public accounting firm. Even if the selection of PwC is ratified by stockholders, the Audit Committee in its discretion could decide to terminate the engagement of PwC and to engage another firm if the Committee determines such action to be necessary or desirable.

Required Vote

The affirmative vote of a majority of the votes cast at the meeting in person or by proxy is necessary to ratify the selection of our independent registered public accounting firm for year ending December 28, 2008. For the purpose of this vote, votes to abstain will have the same effect as votes against the proposal, and broker non-votes will have no effect on the vote on such proposal.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE CURRENT FISCAL YEAR. Unless otherwise indicated, the persons named in the proxy will vote all proxies “FOR” ratification of the selection of PwC as our independent registered public accounting firm for 2008.

OTHER MATTERS

Stockholder Proposals Pursuant to Rule 14a-8

Under SEC Rule 14a-8, in order to be considered for inclusion in our proxy statement for the annual meeting of stockholders in 2009, proposals from stockholders must be received by us no later than November 20, 2008 and must otherwise comply with the rule. Stockholder proposals should be addressed, in writing, to: Secretary, Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1. It is suggested that stockholder proposals be sent by certified mail, return receipt requested. While the Board of Directors will consider stockholder proposals under Rule 14a-8, the Board reserves the right to omit from our proxy statement stockholder proposals that we are not required to include under the SEC’s rules.

Stockholder Proposals Other than Pursuant to Rule 14a-8

Section 3.2 of our By-Laws contains requirements for stockholder proposals regarding director nominees to be considered by the Board, including requiring information about the person being nominated, as well as the stockholder making the proposal, and requiring that the proposed nominee agree to meet personally with the Nominating and Corporate Governance Committee. See “Other Director Information, Committees of Directors and Other Corporate Governance Information – Nominating and Corporate Governance Committee” in this proxy statement for a description of qualifications of directors and other considerations.

Section 2.7 of our By-Laws sets forth specific notice requirements for stockholder proposals, other than those submitted for the nomination of directors, for inclusion in the proxy statement. These requirements include a description of the proposed business and information about the stockholder making the proposal.

Proposals under the By-Laws, including any nominations for director, must be received by us not earlier than October 21, 2008 and not later than November 20, 2008 for consideration for inclusion in our proxy statement for the 2009 annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within 45 days before or after May 2, 2009, the notice must be received by us not earlier than 150 days before the meeting and not later than the later of (i) 120 days before the meeting or (ii) 10 days following the day on which public announcement of the annual meeting date is first made by us. However, if the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire at the annual meeting, and there is no announcement by us naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to May 2, 2009, then the stockholder proposals for director nominees must be received by us no later than 10 days following the date on which public announcement of the annual meeting is first made by us.

Communications to the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors or one or more directors by sending a writing addressed to the Board or to any one or more directors in care of Secretary, Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1, in an envelope clearly marked “Stockholder and/or Other Interested Party Communication—Direct to Board of Directors” or by indicating instead the name of the specific director. The Secretary’s office will forward all such correspondence unopened to either The Hon. Frank Iacobucci, the Lead Director of the Board, or to another independent director as the Board of Directors may specify from time to time, or to the director specifically named on the outside of the envelope, if applicable.

General Information

Management knows of no other business to be brought before the Annual Meeting of Stockholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed proxy to vote such proxies in accordance with their best judgment on such matters.

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the meeting in person, you are urged to vote electronically as described in the Notice of Internet Availability of Proxy Materials (the “Notice”) or by telephone after accessing the Internet hosting site described in the Notice, or, if you elected to receive a printed copy of this proxy statement, you are urged to complete, sign and return the proxy in the stamped, self-addressed envelope provided to you.

A copy of our Annual Report on Form 10-K for the year ended December 30, 2007, as filed with the SEC on February 26, 2008, is available at the website identified in the Notice, provided that we have not attached all of the exhibits filed with or incorporated by reference into the Form 10-K to the version on the website. You may review and print the Form 10-K and all exhibits from the SEC’s website at www.sec.gov. In addition, we will send a complete copy of the Annual Report on Form 10-K (including all exhibits, if specifically requested), to any stockholder (without charge) upon written request addressed to: Investor Relations Department, Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice and, if printed copies are requested, of our Annual Report on Form 10-K and proxy materials. This allows us to save money by reducing the number of documents we must print and mail, and further helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders owning stock registered in their name) and beneficial holders (i.e., those stockholders who hold their shares through a bank, brokerage firm, or similar organization).

Registered Stockholders

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice and, if printed copies are requested, of our Annual Report on Form 10-K and proxy materials, for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by calling Computershare (toll free) at 1-800-697-8078. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a household mailing this year, and you would like to receive additional copies of our Notice, Annual Report on Form 10-K and proxy materials mailed to you, please submit your request to Broadridge Financial Solutions, Inc. by calling (toll free) at 1-800-579-1639 or by making a written request to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, U.S.A.

Registered stockholders who have not consented to householding will continue to receive copies of the Notice and, if printed copies have been requested, Annual Reports on Form 10-K and proxy materials, for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of annual reports or proxy statements for all registered stockholders residing at the same address by contacting Computershare, at the toll-free number set forth above.

Beneficial Holders

Stockholders who hold their shares through a bank, brokerage firm, or similar organization may elect to participate in householding or revoke their consent to participate in householding by contacting the respective organization through which they hold their shares.

By order of the Board of Directors.

/s/ Jill E. Aebker
Jill E. Aebker Associate General Counsel and Secretary

TIM HORTONS INC.

ANNUAL MEETING OF STOCKHOLDERS

May 2, 2008

Design Exchange, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, Canada

Phone: 416-363-6121. Meeting begins at 10:30 a.m. Doors open at 9:30 a.m.

Stockholders are invited to attend the Annual Meeting of Stockholders. Please note the following admission requirements:

•	Stockholders of record should be prepared to present a government-issued picture identification in order to be admitted into the meeting.
•

Stockholders owning shares of common stock through a bank, brokerage firm, or other similar organization should be prepared to present evidence of ownership as of March 6, 2008, such as an account statement, proxy issued by the organization through which they hold their shares, or other acceptable document, in addition to government-issued picture identification.

•

A representative of a corporation, limited liability company, partnership or other legal entity that is a stockholder should also be prepared to present acceptable evidence of authority to represent such entity at the meeting. Only one representative of such an entity will be admitted.

•	SEATING AT THE MEETING IS LIMITED AND ADMISSION IS ON A FIRST-COME, FIRST-SERVED BASIS. CAMERAS, CELL PHONES, RECORDING EQUIPMENT AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

The meeting will be broadcast live over the Internet beginning at 10:30 a.m. EDT at www.timhortons-invest.com and will be archived on the site. For further information, contact Tim Hortons Investor Relations Department at 905-339-6186.

I I III

VOTE BY INTERNET - www.proxyvotecom

Use the Internet to transmit your voting instructions and for

7-1f l1hitlt4 electronic delivery of future information up until 11:59 RM. Eastern

Time the day before the meeting date. Have your proxy card in

TIM HORTONS INC. hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction

ATTN: PROXY RETURN form.

874 SINCLAIR ROAD

OAKVILLE, ON L6K2Y1 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER

COMMUNICATIONS

“ If you would like to reduce the costs incurred by Tim Hortons Inc.

BROADRIDGE in mailing proxy materials, you can consent to receiving all future

FINANCIAL SOLUTIONS, INC. meeting or other notices, proxy statements, proxy cards and

ATTENTION: annual reports electronically via e-mail or the Internet, To sign up

TEST PRINT for electronic delivery, please follow the instructions above to

Si MERCEDES WAY vote using the Internet and, when prompted, indicate that you

EDGEWOOD, NY agree to receive or access stockholder communications

11717 electronically in future years.

VOTE BY PHONE - 1-800-690-6903

I Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting

date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Tim Hortons Inc., do Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

123,456, 789, 012 - 00000

“PAGE 2 0F 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TMHOR1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN TIPS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TIM HORTONS INC. For WItNtOkI For All To withhold authority to vote for any individual

All All Except nominee(s), mark For All Except” and write the

THE BOARD OF DIRECTORS RECOMMENDS A number(s) of the nominee(s) on the line below.

VOTE “FOR” ITEMS 1 AND 2.

Vote on Directors 0 0 0

The election of four directors of Tim Hortons Inc.,

each for a term of three years.

Nominees:

01) M. Shan Atkins

02) Moya M. Greene

03) Frank lacobucci

04) Wayne C. Sales

For Against Abstain

Vote on Proposal

2. The ratification of the selection of Pricewaterhousecoopers LLP as the independent registered public accounting firm of Tim Q 0 0

Hot-tons Inc. for the year ending December 28, 2008.

3, In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items I and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Yes

Please indicate if you plan to attend this meeting. 0 0 Please sign your name exactly as it appears hereon.

When signing as attorney, executor, administrator,

trustee or guardian, please add your title as such.

When signing as joint tenants, all parties in the joint

tenancy must sign. If a signer is a corporation, please

sign in full corporate name by duly authorized officer.

P59106 1 123,456,789,012

88706N103

24

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Tim Hortons

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

MAY 2, 2008

The stockholder(s) hereby appoint(s) Paul D. House, Donald B. Schroeder, and Cynthia i. Devine, or any one of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Tim Hortons Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 am., Eastern Time on Friday, May 2, 2008, at the Design Exchange, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, Canada, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH OTHER PROPOSAL, INCLUDING ANY AT THE MEETING, IN THEIR DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE